Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

April 29, 2024

among

GENIUS SPORTS SS, LLC,

GENIUS SPORTS MEDIA INC.,

GENIUS SPORTS TECHNOLOGIES LIMITED

and

GENIUS SPORTS UK LIMITED,

as the Borrowers,

THE OTHER LOAN PARTIES PARTY HERETO,

THE LENDERS PARTY HERETO,

and

CITIBANK, N.A.,

as Administrative Agent

CITIBANK, N.A.,

as a Joint Lead Arranger and Sole Bookrunner,

and

DEUTSCHE BANK SECURITIES INC.,

as a Joint Lead Arranger

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES:

Commitment Schedule

Schedule 3.12	—	Capitalization and Subsidiaries
Schedule 3.19	—	Employee Benefit Plan
Schedule 5.17	—	Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.08	—	Transactions with Affiliates
Schedule 6.09	—	Restrictive Agreements

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Compliance Certificate
Exhibit C	—	Joinder Agreement
Exhibit D	—	Form of Solvency Certificate
Exhibit E - 1	—	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E - 2	—	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E - 3	—	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E - 4	—	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F	—	Form of Borrowing Request
Exhibit G	—	Form of Notice of Continuation/Conversion
Exhibit H	—	Form of Swingline Request
Exhibit I	—	Form of Intercompany Loan Agreement

-v-

THIS CREDIT AGREEMENT, dated as of April 29, 2024 (as it may be amended, restated, amended and restated or otherwise modified from time to time, this “Agreement”), among GENIUS SPORTS SS, LLC, a Delaware limited liability company (“Genius SS”), GENIUS SPORTS MEDIA INC., a Delaware corporation (“GS Media” and, together with Genius SS, the “U.S. Borrowers”), GENIUS SPORTS TECHNOLOGIES LIMITED, a company incorporated under the law of England and Wales, with company number 10197219 (“Genius Technologies”), GENIUS SPORTS UK LIMITED, a company incorporated under the law of England and Wales, with company number 04062777 (“GS UK” and, together with Genius Technologies, the “UK Borrowers”; the U.S. Borrowers and the UK Borrowers, each individually, a “Borrower” and collectively, the “Borrowers”), GENIUS SPORTS LIMITED, a non-cellular company limited by shares incorporated in Guernsey with registration number 68277 and having its registered office at East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP (“Holdings”), THE OTHER LOAN PARTIES PARTY HERETO FROM TIME TO TIME, THE LENDERS PARTY HERETO FROM TIME TO TIME, THE ISSUING BANKS PARTY HERETO FROM TIME TO TIME, and CITIBANK, N.A., as the Administrative Agent.

PRELIMINARY STATEMENTS

WHEREAS, the Borrowers have requested that the Lenders and the Issuing Banks extend credit to the Borrowers as described in this Agreement, and the Lenders and Issuing Banks are willing to make such credit available to Borrowers upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing denominated in dollars, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition by a Loan Party or a Subsidiary of a Loan Party of all or substantially all of the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) a Person, or of any business or division of a Person, (b) the acquisition by a Loan Party or a Subsidiary of a Loan Party of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger, amalgamation or consolidation or any other combination by a Loan Party or a Subsidiary of a Loan Party with another Person.

“Additional Lender” has the meaning assigned to such term in Section 2.22(a)(ii).

“Adjusted Covenant Period” has the meaning assigned to such term in Section 6.11(a).

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Term SOFR” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, a rate per annum equal to (a) Term SOFR for such Interest Period plus (b) the SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than 0.00%, then Adjusted Term SOFR shall be deemed to be 0.00%.

“Administrative Agent” means Citibank, N.A., including its branches and Affiliates, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agent Parties” has the meaning assigned to such term in Section 9.01(d)(ii).

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.

“Agreed Currencies” means Dollars and each Approved Currency.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) Adjusted Term SOFR for a one (1) month tenor in effect on such day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above until the circumstances giving rise to such inability no longer exist. In the event that that the Alternate Base Rate is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to either Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering, including, but not limited to, the Foreign Corrupt Practices Act of 1977, as amended, and the rules thereunder, the UK Bribery Act and the Prevention of Corruption (Bailiwick of Guernsey) Law, 2003.

“Applicable Foreign Loan Party Documents” has the meaning assigned to such term in Section 3.20(a)(i).

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Loans and LC Exposure, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitment of all Lenders (if the Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Lender’s share of the Aggregate Credit Exposure at that time); provided, that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation, and (b) with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided, that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Aggregate Credit Exposure and Commitment shall be disregarded in the calculation.

“Applicable Rate” means, for any day, with respect to any ABR Loan, Term Benchmark Loan, RFR Loan, or with respect to the commitment fees or letter of credit fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread,” “Term Benchmark and RFR Spread” or “Commitment Fee Rate,” as the case may be, determined by reference to the Consolidated Total Net Leverage Ratio as set forth in the most recent compliance certificate received by the Administrative Agent pursuant to Section 5.01(c); provided that, until the delivery to the Administrative Agent, pursuant to Section 5.01, of the financial statements and corresponding compliance certificate the first fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Level II:

Level	Consolidated Total Net Leverage Ratio	ABR Spread	Term Benchmark and RFR Spread	Commitment Fee Rate
I	Greater than or equal to 2.50 to 1.00	2.25%	3.25%	0.40%
II	Greater than or equal to 1.50 to 1.00 but less than 2.50 to 1.00	2.00%	3.00%	0.35%
III	Less than 1.50 to 1.00	1.75%	2.75%	0.30%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of Holdings based upon the financial statements delivered to the Administrative Agent pursuant to Section 5.01(a) or (b), as applicable, and the corresponding compliance certificate delivered pursuant to Section 5.01(c), and (b) each change in the Applicable Rate resulting from a change in the Consolidated Total Net Leverage Ratio shall be effective three (3) Business Days after the date of delivery to the Administrative Agent of such financial statements and the corresponding compliance certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Consolidated Total Net Leverage Ratio shall be deemed to be in Level I for the period commencing after the Borrower Representative fails to deliver the financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), as applicable, and the corresponding compliance certificate required to be delivered by it pursuant to Section 5.01(c) and ending on the date which is three (3) Business Days after such statements and certificate are actually delivered.

In the event that any financial statement delivered pursuant to Section 5.01(a) or (b) or any compliance certificate delivered pursuant to Section 5.01(c), as applicable, is inaccurate, and such inaccuracy, if corrected would have led to the imposition of a higher Applicable Rate for any period than the Applicable Rate applied for that period, then (i) the Borrower Representative shall promptly deliver to the Administrative Agent a corrected financial statement and a corrected compliance certificate for that period (the “Corrected Financials Date”), (ii) the Applicable Rate shall be determined based on the corrected compliance certificate for that period, and (iii) the Borrowers shall promptly pay to the Administrative Agent (for the account of the Lenders that hold the Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Commitments and Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Rate for that period; provided that, for the avoidance of doubt, such deficiency shall be due and payable as at such Corrected Financials Date and no Default or Event of Default under Section 7.01(b) shall be deemed to have occurred with respect to such deficiency prior to such date (but if not so paid on such date, shall constitute an Event of Default immediately thereafter). This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.13(d) and Article VII hereof, and shall survive the termination of this Agreement until Payment in Full.

“Applicable Time” means, with respect to any Borrowings and payments in any Approved Currency, the local time in the place of settlement for such Approved Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Currency” means Euros and Sterling and any other currency (other than Dollars) approved by the Administrative Agent, each Lender and the Issuing Bank.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit as a significant part and in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Commitment” means, at any time, the aggregate Commitments of all Lenders then in effect minus the Aggregate Credit Exposure at such time.

“Available Tenor” means, as of any date of determination with respect to any then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.24(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Levy” means any amount payable by a Recipient or any of its Affiliates on the basis of or in relation to (a) its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or interest margin or any combination thereof, including, without limitation, the UK bank levy as set out in the UK Finance Act 2011 (as amended) and any other levy, surcharge or tax levied on a similar basis or for a similar purpose or (b) any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated February 22, 2011 or the Single Resolution Mechanism established by EU Regulation n 806/2014 of July 15, 2014 and any other levy, surcharge or tax levied on a similar basis or for a similar purpose.

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary of a Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards) or for corporate purposes, (b) stored value cards, netting services, employee credit card, commercial credit card, debit card or purchase card programs and similar arrangements, (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts. interstate depository network services, cash pooling arrangements and cash management services, any automated clearing house transfers of funds and other payment processing services), (d) documentary services, and foreign currency exchange services, and (e) any arrangement or services similar to, or for the purpose of effectuating, any of the foregoing.

“Banking Services Obligations” means any and all obligations of the Loan Parties or any Subsidiary of a Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services, but excluding any Swap Agreement Obligations.

“Bankruptcy Code” means Title 11 of the U.S. Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or assets appointed for it, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States, Guernsey or the United Kingdom or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or the applicable then-current Benchmark; provided, that if a Benchmark Transition Event has occurred with respect to such Relevant Rate for such Agreed Currency or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.24(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the applicable then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the applicable then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided, that if such Benchmark Replacement as so determined would be less than 0.00%, such Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents. All parties hereto acknowledge that the establishment of any such Benchmark Replacement (together with any necessary or related changes, including Conforming Changes) is not intended to result in a deemed exchange for U.S. federal income tax purposes of any obligation of any Borrower under any Loan Document.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the applicable then-current Benchmark with an Unadjusted Benchmark Replacement the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the European Central Bank, the central bank for the Agreed Currency, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority with jurisdiction over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the applicable then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24 and (b) ending at the time that a Benchmark Replacement has replaced the applicable then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24.

“Beneficial Owner” means, with respect to any U.S. federal withholding Tax, the beneficial owner, for U.S. federal income tax purposes, to whom such Tax relates.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” means an “affiliate” (as such term is defined under and interpreted in accordance with 12 U.S.C. 1841(k)) of a party.

“Billing Statement” has the meaning assigned to such term in Section 2.18(g).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” or “Borrowers” have the meanings assigned to such terms in the introductory paragraph.

“Borrower Representative” means Genius SS.

“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” has the meaning assigned to such term in Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to remain closed; provided that, “Business Day” shall exclude (a) Euros and in relation to the calculation or computation of EURIBOR, any day that is not a TARGET Day, (b) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is not an RFR Business day and (c) in relation to any Term Benchmark Loan denominated in Dollars or ABR Loans calculated pursuant to clause (c) of the definition of “Alternate Base Rate” and any interest rate settings, fundings, disbursements, settlements or payments of any such Term Benchmark Loan, any such day that is not a U.S. Government Securities Business Day.

“CAM Exchange” means the exchange of the Lenders’ interests provided in Section 7.02.

“CAM Exchange Date” means the date on which any event referred to in Section 7.01(h) or (i) shall occur in respect of any Borrower or the date on which the Loans are accelerated in accordance with the last paragraph of Section 7.01.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate U.S. Dollar Equivalent of the Obligations owed to such Lender (whether or not at the time due and payable) and such Lender’s participations in undrawn amounts of Letters of Credit immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate U.S. Dollar Equivalent (as so determined) of the Obligations owed to all the Lenders (whether or not at the time due and payable) and the aggregate undrawn amount of all Letters of Credit immediately prior to the CAM Exchange Date.

“Capital Lease Obligation” means an obligation that is a Capitalized Lease; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP subject to Section 1.04.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP subject to Section 1.04.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Subsidiaries.

“Cash Equivalents” means:

(a) Dollars, Euros, Sterling, Australian dollars, Canadian dollars, Yuan and such other currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than twelve (12) months from the date of acquisition thereof; provided that the full faith and credit of the United States or such member nation of the European Union is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the U.S. Dollar Equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause (i) or (ii) above being an “Approved Bank”), in each case with average maturities of not more than twelve (12) months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than twelve (12) months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 (or the U.S. Dollar Equivalent as of the date of determination), in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f) marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $250,000,000 (or the U.S. Dollar Equivalent as of the date of determination) or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) securities with average maturities of twelve (12) months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory or by a foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) investments similar to the foregoing made by Foreign Subsidiaries of the Loan Parties (i) consistent with the Borrower Representative’s investment guidelines as approved from time to time by the Borrower Representative’s board of directors or (ii) are of comparable credit quality and are customarily used in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Central Bank Rate” means, (A) the greater of (i) one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (ii) zero; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five (5) most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five (5) Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Euros for a maturity of one (1) month (or, in the event the EURIBOR Screen Rate for deposits is not available for such maturity of one (1) month, shall be based on the EURIBOR Interpolated Rate as of such time); provided that if such rate as so determined would be less than zero, such rate shall be deemed to be zero.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code, all or substantially all of the shares of which are treated as owned directly or indirectly by one or more “United States Shareholders” (within the meaning of Section 951(b) of the Code) as determined under Section 958(a) of the Code; provided that (x) no Loan Party as of the date hereof other than Second Spectrum UK Limited shall ever be treated as a CFC, and (y) no current or future Subsidiary shall be treated as a CFC if a “United States Shareholder” (as previously defined) that is a Loan Party (or a Subsidiary of a Loan Party) acquires ownership of the shares of such Subsidiary from another Loan Party (or another Subsidiary of a Loan Party) in contemplation of treating such Subsidiary as a CFC for purposes of this Agreement. For the avoidance of doubt, as of the date hereof, the only Subsidiary organized under the laws of Guernsey or the United Kingdom that is a CFC is Second Spectrum UK Limited.

“Change in Control” means:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (1) nominated by the then-existing board of directors of the Borrower nor (2) appointed by directors so nominated; or

(c) Holdings shall beneficially own and control less than 100% on a fully diluted basis of the economic interest and voting power represented by the issued and outstanding Equity Interests of each Borrower.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change in Tax Law” means any change which occurs after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) in any law, regulation or treaty (or in the published interpretation, administration or application of any law, regulation or treaty) or any published practice or published concession of any relevant tax authority, other than a change that occurs pursuant to, or in connection with the adoption, ratification, approval or acceptance of, the MLI in or by any jurisdiction.

“Charges” has the meaning assigned to such term in Section 9.17.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning given to such term or its equivalent in the applicable Collateral Document and includes all assets pledged or purported to have been pledged by the Loan Parties to the Administrative Agent pursuant to the Collateral Documents.

“Collateral Documents” means, collectively, any Security Agreement, the IP Security Agreements, the UK Collateral Documents, the Guernsey Collateral Documents, the Control Agreements, the Mortgages (if any) and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed in an amount representing the maximum possible aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 or Section 2.22 and (b) assignments by or to such Lender pursuant to

Section 9.04. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments as of the Effective Date is $90,000,000.

“Commitment Date” has the meaning assigned to such term in Section 2.22(a)(i).

“Commitment Increase” has the meaning assigned to such term in Section 2.22(a).

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d)(ii).

“Conforming Changes” means with respect to either the use or administration of any Benchmark Replacement, any technical administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period” or “Interest Payment Date” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA less Capitalized Software Expenditures, to (b) cash Interest Expense, all calculated for Holdings and its Subsidiaries on a consolidated basis for the period of four consecutive fiscal quarters ended on such date (or if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Funded Indebtedness of Holdings and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, minus (ii) Unrestricted Cash as of such date up to an aggregate amount not to exceed the greater of (x) $50,000,000 and (y) 50% of EBITDA for the most recently ended Reference Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) to (b) EBITDA of Holdings and its Subsidiaries on a consolidated basis for the period of four consecutive fiscal quarters ending on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a tri-party control agreement among the applicable Loan Party, a depository institution or securities intermediary or commodities intermediary, as applicable, and the Administrative Agent, which agreement is in form and substance acceptable to the Administrative Agent and which provides (a) to the Administrative Agent “control” of such deposit or commodity account within the meaning of Article 9 of the UCC, or security account within the meaning of Article 8 of the UCC, as applicable, (b) for a limitation of the set-off rights of such intermediary on terms reasonably satisfactory to the Administrative Agent and (c) for “springing” dominion upon the occurrence of an Event of Default.

“Convertible Debt Securities” means Indebtedness that is (i) convertible into (a) Qualified Equity Interests (or other securities or property following a merger event, reclassification or other change of such Qualified Equity Interests) and cash in lieu of fractional shares, (b) cash (in an amount determined by reference to the price of such Qualified Equity Interests or such other securities or property) or (c) a combination of the foregoing or (ii) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Qualified Equity Interests or cash (in an amount determined by reference to the price of such Qualified Equity Interests or such other securities or property).

“Copyrights” has the meaning assigned to such term in the Security Agreement.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Liabilities” has the meaning assigned to such term in Section 9.19.

“Covered Party” has the meaning assigned to such term in Section 9.20(a).

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Credit Party” means the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender.

“CTA” means the UK Corporation Tax Act 2009.

“Currency Due” has the meaning assigned to such term in Section 9.03(g).

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), a rate per annum equal to the greater of: (a) for any RFR Loan denominated in Sterling, the sum of (i) SONIA for the day that is five (5) Business Days prior to (A) if such RFR Interest Day is a Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR Interest Day plus (ii) 0.1193%, and (b) zero; provided that if such rate as determined above is less than zero, such rate shall be deemed to be zero. Any change in Daily Simple RFR due to a change in the RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrowers.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, becomes an Event of Default.

“Default Right” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.20(f), any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified the Borrower Representative or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within three (3) Business Days after request by the Borrower Representative or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit or Swingline Loans under this Agreement; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower Representative and such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent; (d) has become the subject of a Bankruptcy Event; or (e) has become (or whose direct or indirect parent company has become) subject to a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(f)) upon delivery of written notice of such determination to the Borrower Representative and each Credit Party.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in each case, for all such transactions in any fiscal year in excess of $2,000,000.

“Disqualified Equity Interest” means Equity Interests that by their terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable, in each case at the option of the holder thereof) or upon the happening of any event (i) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder for consideration other than Qualified Equity Interests, (ii) are convertible either mandatorily or at the option of the holder into Disqualified Equity Interests or exchangeable for Indebtedness or (iii) is redeemable or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof, in each case of clauses (i), (ii) and (iii) prior to the date that is ninety-one (91) days after the final Maturity Date hereunder; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” a “change of control,” eminent domain event, condemnation event, or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments, (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of directors, officers, employees, members of management or managers, of Holdings or any Subsidiary or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings or any other Subsidiary in order to satisfy applicable statutory or regulatory obligations of such Person and (iii) no Equity Interest held by any future, present or former employee, director, officer, manager or member of management (or their respective affiliates) of the Borrowers (or any direct or indirect parent thereof or any subsidiary) shall be considered a Disqualified Equity Interest solely because such stock is redeemable or subject to repurchase pursuant to any customary stock option, employee stock award or similar agreement that may be in effect from time to time.

“Disqualified Lender” means (a) any competitors of the Borrowers or their Subsidiaries designated in writing by or on behalf of the Borrower Representative to the Administrative Agent from time to time, (b) any Persons engaged as principals primarily in private equity, mezzanine financing or venture capital and bank, financial institution or other institutional lender, in each case, designated in writing by the Borrower Representative to the Administrative Agent on or prior to the Effective Date and (c) any Person that is (or becomes) an Affiliate of the entities described in the preceding clauses (a) and (b); provided that such Person is either readily identifiable as an Affiliate on the basis of its name or is identified in writing from time to time to the Administrative Agent by or on behalf of the Borrower Representative; provided, further, that “Disqualified Lender” shall exclude any Person that the Borrower Representative has designated as no longer being a “Disqualified Lender” by written notice to the Administrative Agent; provided, further, that nothing herein shall apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in Loans to the extent that any such party was not a Disqualified Lender at the time of the applicable assignment or participation, as the case may be.

“Disqualified Person” has the meaning assigned to such term in Section 9.04(e).

“Dollars,” “dollars” or “$” refers to lawful money of the United States of America.

“Domestic Loan Party” means the U.S. Borrowers and any other Loan Party that is organized under the laws of the United States, any State thereof or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States, any state thereof or the District of Columbia that is not a Foreign Subsidiary, Foreign Subsidiary Holding Company, or CFC.

“EBITDA” means, for any period, the sum of:

(a) Net Income for such period; plus

(b) without duplication and to the extent deducted in determining Net Income for such period, the sum of:

(i) Interest Expense for such period;

(ii) provision for taxes based on income for such period;

(iii) all amounts attributable to depreciation and amortization expense for such period;

(iv) amortization of intangibles (including, but not limited to, goodwill) for such period;

(v) any non-cash charges, expenses or losses for such period;

(vi) non-cash compensation expenses, including as a result of any grant of equity or options to employees, officers, directors or contractors;

(vii) costs and expenses incurred with respect to this Agreement and the other Loan Documents and the Transactions incurred on or prior to the sixth (6th) month anniversary of the Effective Date;

(viii) expenses, charges and losses incurred in such period, and which are reimbursed in cash during such period by Persons (other than by the Loan Parties and their respective Subsidiaries) so long as such payments were not added in determining Net Income for such period;

(ix) non-recurring fees, costs and expenses directly incurred during such period in connection with any of the following which are attempted, whether or not consummated: any Investment permitted under Section 6.04 and any related debt or equity offering undertaken in connection therewith; provided that such addback shall be limited to $6,000,000 in any fiscal year for such fees, costs and expenses incurred in connection with non-consummated transactions;

(x) non-cash purchase accounting adjustments made during such period;

(xi) any one-time restructuring charges incurred during such period (determined in accordance with GAAP); provided that the aggregate amount added back pursuant to this clause (xi), together with those addbacks in clauses (xii) and (xiii) for such period, shall not exceed, in the aggregate, 20% of EBITDA for the relevant period (calculated prior to giving effect to such addbacks);

(xii) the amount of any “run-rate” cost savings, operating expense reductions and other cost synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are projected to result from actions taken (including those taken prior to the Effective Date), committed to be taken or expected to be taken within twelve (12) months and permitted as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act of 1933; provided that the aggregate amount of Expected Cost Savings, together with those addbacks in clauses (xi) and (xiii) for such period, shall not exceed, in the aggregate, 20% of EBITDA for the relevant period (calculated prior to giving effect to such addbacks);

(xiii) extraordinary, unusual, infrequent or non-recurring items, in each case, as reasonably acceptable to the Administrative Agent; provided that the aggregate amount added back pursuant to this clause (xiii), together with those addbacks in clauses (xi) and (xii) for such period, shall not exceed, in the aggregate, 20% of EBITDA for the relevant period (calculated prior to giving effect to such addbacks); minus,

(c) without duplication and to the extent included in Net Income, any extraordinary gains and any non-cash items of income for such period;

all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP. For the purposes of calculating EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period any Loan Party or any Subsidiary shall have made any sale, transfer, or disposition of property, EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such sale, transfer, or disposition, as applicable, for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period; and (ii) if during such Reference Period any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis as if such Permitted Acquisition occurred on the first day of such Reference Period. Notwithstanding the foregoing, (i) for the period commencing on January 1, 2024 and ending on the Effective Date, EBITDA shall be EBITDA for Holdings and its Subsidiaries on a consolidated basis for such period, as estimated in good faith by the Borrower Representative and adjusted in a manner consistent with the adjustments to EBITDA reflected in EBITDA for the fiscal quarters ended September 30, 2023 and December 31, 2023 set forth in the immediately succeeding clause (ii); and (ii) EBITDA shall be deemed to be the following amounts for the following periods: (A) for the fiscal quarter ending September 30, 2023, $17,695,000; and (B) for the fiscal quarter ending December 31, 2023, $11,958,000.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means April 29, 2024.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Banks and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b) (subject to such consents, if any, as may be required thereunder); provided that none of the Borrowers, any Affiliate of the Borrowers, any Defaulting Lender or any natural person shall be an Eligible Assignee.

“Employee Benefit Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is sponsored, maintained or contributed to by a Loan Party, not including a Multiemployer Plan or any plan, fund, program or arrangement sponsored and administered solely by a Governmental Authority.

“English Law Debenture” means that certain English law all asset debenture entered into or to be entered into between, among others, each UK Guarantor and UK Borrower in favor of the Administrative Agent.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or relating to employee health and safety matters and includes, in respect of any Governmental Authority of the United Kingdom, any applicable law or regulation which relates to the conditions of the workplace and /or the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the environment, including, without limitation, any waste.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Loan Parties or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) any exposure to any Hazardous Materials; (d) the Release or threatened Release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person; provided that Equity Interests shall not include Convertible Debt Securities (irrespective of whether the Convertible Debt Securities are settled in Qualified Equity Interests, cash or a combination thereof).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the failure to make any “minimum required contribution” (as defined in Section 430(a) of the Code) with respect to any Plan, at the time and in the amount provided for in Section 430 of the Code; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans in a distress termination described in Section 4041(c) of ERISA or to appoint a trustee to administer any Plan under Section 4042(b) of ERISA; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability described in

Title IV of ERISA with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA or in endangered or critical status (within the meaning of Section 305 of ERISA).

“Erroneous Payment” has the meaning assigned to such term in Section 8.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 8.10(d).

“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 8.10(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 8.10(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 8.10(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Interpolated Rate” means, at any time, with respect to any Term Benchmark Loan denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two (2) TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.

“EURIBOR Screen Rate” means the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters at approximately 11:00 a.m., Brussels time, two (2) TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers. If the EURIBOR Screen Rate shall be less than zero, the EURIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Euro” and “€” means the single currency of the Participating Member States.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Account” means any (a) trust or escrow account, (b) account used exclusively for payroll, (c) zero balance accounts, (d) other deposit accounts, so long as at any time the balance in all such accounts excluded pursuant to this clause (d) does not exceed $1,000,000 individually, and $5,000,000 in the aggregate for all such accounts and (e) accounts exclusively holding cash collateral subject to a Permitted Encumbrance other than a Lien in favor of the Administrative Agent.

“Excluded Subsidiary” means (a) solely with respect to the US Obligations, (i) any Subsidiary that is a CFC, (ii) any Subsidiary that is a Foreign Subsidiary Holding Company, (iii) any Domestic Subsidiary of a CFC, (b) Immaterial Subsidiaries, (c) any Subsidiary prohibited by (i) applicable law or regulations, (ii) any contractual obligation existing on the Effective Date or on the date any such Subsidiary is acquired (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such acquisition and only for so long as such restriction is continuing), in each case from guaranteeing the Secured Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received) or (iii) for which the provision of a Guarantee would result in a material adverse tax consequence to the Borrowers, their direct or indirect equityholders or one of their Subsidiaries, as reasonably determined by the Administrative Agent, (d) broker-dealer subsidiary, special purpose entity captive insurance subsidiary or not for profit subsidiaries and (e) other Subsidiaries with respect to which the cost or consequence of providing such guaranty would, as reasonably determined by the Administrative Agent, be excessive of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being a resident of, being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan, Note, Letter of Credit, Commitment or other Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Note, Letter of Credit or Commitment or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.17, an amount that was due and payable, but not yet paid to (A) such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Note, Letter of Credit, Commitment or other Loan Document or (B) such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with any of its obligations under Section 2.17(f); (d) any UK withholding Taxes imposed on amounts payable by or on behalf of a UK Loan Party to or for the account of such Lender where on the date on which the payment falls due: (i) the relevant Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any Change in Tax Law, or (ii) the relevant Lender is a UK Qualifying Lender solely by virtue of sub-paragraph (b) of the definition of “UK Qualifying Lender” and a HMRC officer has given (and not revoked) a direction (a “Direction”) under section 931 of Income Tax Act 2007 which relates to the payment, that Lender has received from the relevant UK Loan Party a certified copy of that Direction and the payment could have been made to the Lender without any UK withholding Taxes if that Direction had not been made; or (iii) the relevant Lender is a UK Qualifying Lender solely by virtue of sub-paragraph (b) of the definition of “UK Qualifying Lender,” the relevant Lender has not given a UK Tax Confirmation to the relevant UK Loan Party and the payment could have been made to the Lender without any UK withholding Taxes if the Lender had given a UK Tax Confirmation to the relevant UK Loan Party, on the basis that that UK Tax Confirmation would have enabled the UK Loan Party to have formed a reasonable belief that the payment was an “excepted payment” for the purposes of section 930 of the Income Tax Act 2007; (e) any Taxes imposed under FATCA; (d) any Bank Levy or any payment attributable to or liability arising as a consequence of any Bank Levy; and (g) any VAT for which the provisions of Section 2.17(i) shall apply.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof or administrative practice thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related law, regulation or official administrative practice) implementing or relating to the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Amended & Restated Fee Letter, dated as of April 29, 2024, by and among the Borrower Representative and the Administrative Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Financial Covenants” means the covenants set forth in Section 6.11.

“Financial Officer” means the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller or officer of equivalent duties of the applicable Loan Party.

“Flood Laws” has the meaning assigned to such term in Section 8.11.

“Foreign Borrower” means any Borrower other than a U.S. Borrower.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Loan Party” means any Loan Party that is not organized under the laws of the United States, any state thereof or the District of Columbia.

“Foreign Obligations” means all Obligations other than U.S. Obligations.

“Foreign Plan” has the meaning assigned to such term in Section 3.19(d).

“Foreign Subsidiary” means any Subsidiary of the Loan Parties that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Subsidiary that owns no material assets (whether held directly or through one or more subsidiaries) other than (i) Equity Interests or Equity Interests and Indebtedness of one or more Foreign Subsidiaries that are CFCs and (ii) cash or cash equivalents.

“Funded Indebtedness” means, with respect to any Person and without duplication, (a) all Indebtedness of such Person of the types referred to in clauses (a), (b), (c), (d) (other than the portion thereof consisting of contingent or unliquidated earn-outs), (g) and (j) of the definition of “Indebtedness”; (b) all Indebtedness of others of the type referred to in clause (a)of this definition secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not the obligations secured thereby have been assumed by such Person; and (c) all Guarantees of such Person with respect to Indebtedness of others of the type referred to in clause (a) of this definition. The Funded Indebtedness of any Person shall include the Funded Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Funded Indebtedness provide that such Person is not liable therefor.

“GAAP” means generally accepted accounting principles in the United States of America subject to Section 1.04.

“Governmental Authority” means the government of the United States of America, the United Kingdom or Guernsey, any other nation or any political subdivision of any of the foregoing, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supranational bodies, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof; (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof; (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into after the Effective Date in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor Payment” has the meaning assigned to such term in Section 10.11.

“Guernsey” means the Island of Guernsey

“Guernsey Collateral Documents” means a Guernsey law governed security interest agreement over the shares in Maven Topco Limited granted by the holder of the shares in Maven Topco Limited.

“Guernsey Guarantor” means initially each Loan Guarantor organized under the laws of Guernsey as of the Effective Date and set forth on Schedule 3.12 hereto, and, after the Effective Date, any other Loan Guarantor organized under the laws of Guernsey.

“Guernsey Loan Party” means any Loan Party organized under the Laws of Guernsey.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide or any other agricultural chemical.

“HMRC” means HM Revenue & Customs of the UK.

“HMRC DTTP Scheme” means HMRC’s double taxation treaty passport scheme, as modified from time to time.

“Holdings” has the meaning assigned to such term in the introductory paragraph hereof.

“Immaterial Subsidiary” means, as of any date, any Subsidiary of Holdings having (x) total assets of less than 5.0% of the Consolidated Total Assets of Holdings and its Subsidiaries on a consolidated basis as of the last day of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or Section 5.01(b), or (y) total revenues of less than 5.0% of the consolidated total revenues of Holdings and its Subsidiaries on a consolidated basis as of the last day of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or Section 5.01(b); provided, that the (x) Consolidated Total Assets of all Immaterial Subsidiaries shall not exceed 10.0% of the Consolidated Total Assets of Holdings and its Subsidiaries on a consolidated basis at any time, and (y) consolidated total revenues of all Immaterial Subsidiaries shall not exceed 10.0% of the consolidated total revenues of Holdings and its Subsidiaries on a consolidated basis at any time.

“Increasing Lender” has the meaning assigned to such term in Section 2.22(a)(i).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation, purchase price adjustment or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid when due and payable and (iii) liabilities associated with customer prepayments and deposits); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) to the extent not otherwise included, all Guarantees by such Person of Indebtedness of others; (g) all Capital Lease Obligations of such Person; (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (j) any other Off-Balance Sheet Liability; and (k) any obligations with respect to any Swap Agreements to the extent required to be reflected as a liability on a balance sheet of such Person under GAAP; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) contingent indemnity and similar obligations incurred in the ordinary course of business and (iv) customary obligations under employment agreements and deferred compensation arrangements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of Holdings and the Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and made in the ordinary course of business and consistent with past practice.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in subsection (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” means a (a) natural person; (b) a Defaulting Lender; (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided, that such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments; (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans; and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

“Information” has the meaning assigned to such term in Section 9.12.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Intercompany Loan Agreement” means that certain Intercompany Loan Agreement, dated as of the Effective Date, in substantially in the Form of Exhibit I.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Subsidiaries for such period with respect to all outstanding Funded Indebtedness of Holdings and its Subsidiaries net of any interest income, which shall be determined on a cash basis only (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Holdings and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each January, April, July and October and the Maturity Date; (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is three months after the Borrowing of such Loan (or, if there is no numerically corresponding day in such month, then the last day of such month) and the Maturity Date; (c) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date; and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid or the Revolving Maturity Date, if earlier.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the relevant Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Term Benchmark Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period pertaining to a Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and (iii) no Interest Period may extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Loan Parties and their Subsidiaries, intercompany loans, advances or indebtedness arising from cash management, tax and accounting operations made in the ordinary course of business and consistent with past practices) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“IP Security Agreement” means any intellectual property security agreement entered into, on or after the date of this Agreement by any Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“IRS” means the United States Internal Revenue Service.

“Issuing Banks” means, individually and collectively as the context may require, each Lender, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate; provided that Deutsche Bank AG New York Branch shall be required to issue only standby Letters of Credit. At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C hereto.

“Judgment Currency” has the meaning assigned to such term in Section 9.03(g).

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Commitment” has the meaning assigned to such term in the definition of “LC Sublimit.”

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Sublimit” means an aggregate amount equal to $50,000,000, subject to increase in accordance with Section 2.23 hereof, provided, that, as of the Effective Date, Citibank, N.A.’s allocation of the LC Sublimit is $27,777,777.78 and Deutsche Bank AG New York Branch’s allocation of the LC Sublimit is $22,222,222.22 (such allocated amount as to such Issuing Bank at such time, its “LC Commitment”), which such Issuing Bank’s LC Allocation may be decreased or increased (up to the LC Sublimit) without the need for an amendment to this Agreement with the written consent of the applicable Issuing Bank, the Borrower Representative and the Administrative Agent.

“LCA Election” has the meaning specified in Section 1.11.

“LCA Test Date” has the meaning specified in Section 1.11.

“Lead Arranger” means (i) Citibank, N.A., in its capacity as sole bookrunner and (ii) Citibank, N.A. and Deutsche Bank Securities Inc., in their capacities as joint lead arranger.

“Legal Reservations” means (a) the principle under English law that equitable remedies are remedies which may be granted or refused at the discretion of the court and principles under English law of good faith and fair dealing; (b) the limitation on enforcement by English laws relating to bankruptcy, insolvency, reorganization, court schemes, administration and other laws generally affecting the rights of creditors; (c) the time barring of claims under applicable English limitation laws and the defenses under English law of set-off or counterclaim and the possibility that an undertaking to assume liability for, or to indemnify a Person against, non-payment of UK stamp duty may be void under English law; (d) the principle under English law that under certain circumstances a Lien expressed to take effect as fixed security may, as a result of the ability of the Loan Party granted such Lien to deal with the assets subject to that security on terms permitted under the Loan Documents, be re-characterized as a floating charge or that a Lien purported to be constituted as an assignment may be re-characterized as a charge; (e) the principle under English law that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void; (f) the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; (g) the principle under English law that the creation or purported creation of a Lien over any claim, other right, contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement (or contract or agreement relating to or governing the claim or other right) over which a Lien has purportedly been created; (h) the principles of private and procedural laws of the Relevant Jurisdiction which affect the enforcement of a foreign court judgment; (i) similar principles, rights and defenses under the laws of any Relevant Jurisdiction; and (j) any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions delivered to the Administrative Agent as a condition precedent under this Agreement.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks and the Swingline Lenders.

“Letter of Credit” means each letter of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“Licenses” has the meaning assigned to such term in the Security Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, hypothec or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Acquisition” means any Acquisition that any Borrower or any Subsidiary is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and whose consummation is not conditioned on the availability of, or on obtaining, third party financing; provided that, in the event the consummation of any such Acquisition shall not have occurred within one hundred twenty (120) days following the signing of the applicable contractual commitment, such Acquisition or shall no longer constitute a Limited Condition Acquisition for any purpose.

“Liquidity” means, as of any date of determination, the sum of (x) all cash and Cash Equivalents (except, for the avoidance of doubt, any Restricted Cash) held by the Loan Parties in the United States or the United Kingdom that is in an account included in Collateral and that is subject to a Control Agreement on such date, plus (y) Available Commitments.

“Loan Documents” means, collectively, this Agreement, the Notes, any Letter of Credit application, the Collateral Documents, the Loan Guaranty, the Fee Letter and all other agreements, instruments and documents executed and delivered by a Loan Party to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby, together with any amendment, modification, supplement or joinder to the foregoing. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means (a) Holdings, (b) (i) on the Effective Date, each Borrower and each other Subsidiary of Holdings (other than any Subsidiary that is an Excluded Subsidiary on the Effective Date) and (ii) thereafter, each wholly-owned Subsidiary of Holdings that becomes a guarantor of the Secured Obligations pursuant to the terms of this Agreement, in each case of the foregoing clauses (i) and (ii), until such time as the relevant Subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof (for so long as such Subsidiary remains a non-wholly-owned Subsidiary); provided that this clause (b)(ii) shall not be deemed to exclude (or release) any Subsidiary which is a Loan Guarantor in the case of a disposition of a portion of the Equity Interests in such Loan Guarantor as a result of (A) the disposition or issuance of Equity Interests of such Subsidiary in either case to an Affiliate that is not any Borrower or any Subsidiary; (B) any transaction entered into primarily in contemplation of such Subsidiary’s ceasing to constitute a Loan Party; or (C) the disposition or issuance of Equity Interests of such Subsidiary for materially less than the fair market value of such shares as reasonably determined by the Borrower Representative);, and (c) with respect to Secured Obligations owed by any other Loan Party or other Subsidiary, each Borrower; provided, that the Borrower Representative, with the consent of the Administrative Agent, may elect to make any Excluded Subsidiary (including any Foreign Subsidiary) a Loan Guarantor (a “Voluntary Guarantor”) in accordance with the terms of the Loan Documents and Section 5.09 hereof, and such election and conversion shall be subject to customary conditions and, in the case of any Foreign Subsidiary, including, but not limited to, (i) jurisdiction of incorporation of such potential Voluntary Guarantor being reasonably satisfactory to the Required Lenders, (ii) any reasonable and customary local law guaranty documentation (to the extent reasonably necessary to effect such guaranty) and security documentation with respect to Voluntary Guarantors organized under the laws of any non-U.S. jurisdiction shall be governed by reasonable and customary local law security documentation acceptable to the Administrative Agent and (iii) Voluntary Foreign Guarantor Amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate, in the reasonable opinion of the Administrative Agent, in connection with a Foreign Subsidiary becoming a Loan Guarantor.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means the Borrowers and each Loan Guarantor and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means, with respect to any extensions of credit hereunder denominated in dollars, New York, New York time, with respect to any extensions of credit hereunder denominated in Sterling or Euro, London time and with respect to any extensions of credit denominated in any other Approved Currency, the local time in the place of settlement for such Approved Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Material Acquisition” means a Permitted Acquisition the aggregate consideration with respect to which exceeds $50,000,000.

“Material Adverse Effect” means, a circumstance or condition that would materially and adversely affect (a) the business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or results of operations, in each case, of the Loan Parties and their Subsidiaries, taken as a whole; (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents; (c) any material portion of the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on any material portion of the Collateral or the priority of such Liens (in each case, subject to Permitted Liens); or (d) the rights and remedies (taken as a whole) of the Administrative Agent and the Lenders under the applicable Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or any obligations under Swap Agreements, of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the aggregate principal amount of “obligations” of the any Loan Party or any Subsidiary in respect of any Swap Agreement at any time shall be the aggregate amount that such Loan Party or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time and after giving effect to any rights available under applicable laws or agreements with regard to Collateral, netting, setoff or similar rights.

“Material Property” means any owned real property owned by a Loan Party that has a fair market value of $5,000,000 or greater.

“Maturity Date” means the earliest to occur of (a) April 29, 2029, (b) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof, and (c) the date that the Loans, if any, are declared due and payable pursuant to Article VII hereof.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“MLI” means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of November 24, 2016.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means any mortgage or deed of trust now or hereafter encumbering Loan Parties’ Material Property as described therein in favor of the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, as such security instrument may be amended, supplemented or otherwise modified from time to time; provided, however, in the event any such Material Property is located in a jurisdiction which imposes mortgage recording taxes or similar fees, the applicable Mortgage shall not secure an amount in excess of 100% of the fair market value of such Material Property.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, minus (b) the sum of (i) all fees and out-of-pocket expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees) paid in connection with such event and (ii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such net income (to the extent otherwise included therein), without duplication: (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any Loan Party or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which any Loan Party or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by any Loan Party or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-U.S. Collateral” means any Collateral granted by, or over the share capital of, a Foreign Loan Party (in each case, subject to and accordance with Section 5.09(g)).

“Non-U.S. Collateral Document” means (a) each security or pledge agreement executed by any Foreign Loan Party and (b) each other security or pledge agreement executed by any Foreign Loan Party pursuant to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative.

“Note” and “Notes” have the meanings assigned to such terms in Section 2.10(e).

“Notice of Increase” has the meaning assigned to such term in Section 2.22(a)(i).

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of any Loan Party and its Subsidiaries to any of the Lenders, the Administrative Agent, any Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof. For the avoidance of doubt, the “Obligations” of any Loan Guarantor shall include the Guaranteed Obligations.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person (other than any customary repurchase obligations resulting from a breach of representations and warranties, covenants, servicing obligations and indemnities under a securitization facility); (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person; or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases) but does not constitute an off-balance sheet liability under GAAP.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection solely arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document) including any Bank Levy.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except in each case any such Taxes that are Other Connection Taxes that would not have arisen but for (a) an assignment, novation, participation, trust or sub-contract or a designation of a new applicable lending office or other office for receiving payments under any Loan Document (other than where made pursuant to a written request by the Borrower under Section 2.19(b)) or (b) a delivery, registration or perfection by a Lender if such delivery, registration or perfection is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such party or obligations of such party under a Loan Document.

“Paid in Full” or “Payment in Full” means (i) the indefeasible payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon; (ii) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, or at the discretion of the Administrative Agent a back-up standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank, in an amount equal to 103 % of the LC Exposure as of the date of such payment); (iii) the indefeasible payment in full in cash of the accrued and unpaid fees; (iv) the indefeasible payment in full in cash of all reimbursable expenses and other Secured Obligations, together with accrued and unpaid interest thereon; (v) the termination of all Commitments; and (vi) the termination of the Swap Agreement Obligations and the Banking Services Obligations or entering into other arrangements satisfactory to the Secured Parties counterparties thereto.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patents” has the meaning assigned to such term in the Security Agreement.

“Payment Recipient” has the meaning assigned to such term in Section 8.10(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Requirements” means the making or the procuring of filings, stampings, registrations, notarizations, endorsements, translations, intimations and/or notifications of any Collateral Document (and any Lien created under it) necessary for the validity, enforceability (as against the relevant Loan Party or any relevant third party) and/or perfection of that Collateral Document or to achieve the relevant priority expressed therein.

“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR.”

“Permitted Acquisition” means any Acquisition (whether by purchase, merger, amalgamation, consolidation or otherwise) completed after the Effective Date in which each of the following conditions is satisfied:

(a) the Person or business or assets which is the subject of such Acquisition is in a line of business that the Loan Parties and their Subsidiaries are permitted to be engaged in under Section 5.03(b);

(b) if acquiring a Person, unless such Person is contemporaneously merged with and into a Loan Party or a Subsidiary of a Loan Party, such Person becomes a wholly-owned direct or indirect Subsidiary of a Loan Party and, simultaneously with such Acquisition (or at such later date as the Administrative Agent may agree in its sole discretion), the Loan Parties shall have complied with or will comply with the requirements of Section 5.09 to the extent applicable; provided that, with respect to Acquisitions of assets that do not constitute Collateral or investments in entities that do not become Loan Parties, the aggregate amount of all such Investments shall not exceed $10,000,000 in the aggregate for all such Acquisitions;

(c) except in the case of a Limited Condition Acquisition (in which case, compliance with this clause (c) shall be determined in accordance with Section 1.11, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) all representations and warranties contained in this Agreement shall be true and correct in all material respects on the date of the consummation of such Acquisition, except (A) to the extent that any such representation or warranty specifically refers to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (B) any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects;

(d) the Borrower Representative shall have furnished to the Administrative Agent (for distribution to the Lenders) at least five (5) Business Days prior to the consummation of such Acquisition (or such shorter period of time as the Administrative Agent agrees) (i) to the extent available, audited financial statements (or, if unavailable, management prepared financial statements) of the target for its two (2) most recent fiscal years and for any fiscal quarters ended within the fiscal year to date and (y) pro forma financial statements of Holdings and its Subsidiaries giving effect to the consummation of such Acquisition; provided that no such financial statements shall be required for any Acquisition which is being consummated for less than $10,000,000 in aggregate consideration;

(e) the Acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person from whom such Equity Interests or assets are proposed to be acquired (and such approval shall not have been rescinded);

(f) after giving effect to such Acquisition (including the incurrence, assumption or acquisition of any Indebtedness in connection therewith), the Consolidated Total Net Leverage Ratio, calculated on a pro forma basis as if such Acquisition (including the incurrence, assumption or acquisition of any Indebtedness in connection therewith) had been consummated at the beginning of such period, shall not exceed 0.50x less than the Consolidated Total Net Leverage Ratio covenant level then in effect pursuant to Section 6.11(a); and

(g) as of the date of the Acquisition, a Financial Officer shall provide a certificate to the Administrative Agent and the Lenders certifying as to the matters set forth in the foregoing clauses.

“Permitted Call Hedging Agreement” means any agreement pursuant to which a Loan Party acquires a call or a capped call option (or substantively equivalent derivative transaction requiring the counterparty thereto to deliver to the applicable Loan Party shares of common stock of such Loan Party (or other securities or property following a merger event, reclassification or other change of such common stock), the cash value of such shares (or such other securities property) or a combination thereof, or cash representing the termination value of such option from time to time upon settlement, exercise or early termination of such option, entered into by a Loan Party in connection with the issuance of Convertible Debt Securities (including, without limitation the exercise of any over-allotment or initial purchaser’s or underwriter’s option).

“Permitted Encumbrances” means:

(a) Liens for taxes, assessments or other governmental charges that are not delinquent for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or the nonpayment of which could not reasonably be expected to result in a Material Adverse Effect;

(b) Liens imposed by statutory or common law, such as landlords’ carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens imposed by law, arising in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) (i) Liens incurred, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation, (ii) pledges or deposits made in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Subsidiary or (iii) deposit arrangements in the ordinary course of business under which software or source code is placed in escrow with customers or a third party agent for the benefit of customers on a non-exclusive basis;

(d) Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts (other than for the payment of Indebtedness), governmental contracts and leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;

(e) easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions, zoning restrictions and other similar non-monetary encumbrances, matters that are or would be reflected on a survey of any real property, irregularities of title, title defects affecting real property that, in the aggregate, do not materially interfere with the ordinary conduct of the business of Holdings and the Subsidiaries, taken as a whole;

(f) Liens securing, or otherwise arising from, judgments, awards attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(k);

(g) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings or any of the Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of Holdings or such Subsidiaries in respect of such letter of credit, bank guarantee or other similar instrument to the extent such obligations are permitted by Section 6.01;

(h) Liens arising from precautionary UCC financing statements or any similar filings made in respect of operating leases or consignment or bailee arrangements entered into by Holdings or any of the Subsidiaries; and

(i) Liens given to a public utility or any municipality or Governmental Authority when required by such utility or other authority in connection with the ordinary conduct of the business of Holdings or any Subsidiary.

“Permitted Liens” means all Liens permitted under Section 6.02.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or similar transaction), on or linked to a Loan Party’s shares of common stock, regardless of the issuer or seller thereof, issued substantially concurrently with any purchase of a related Permitted Call Hedging Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prohibited Transaction” means the occurrence of a “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA for which there was no exemption under Section 4975(d).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.20.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Receiving Party” has the meaning assigned to such term in Section 2.17(h)(ii).

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Reference Period” has the meaning assigned to such term in the definition of “EBITDA.”

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation” has the meaning assigned to such term in Section 3.20(a)(ii).

“Regulatory Authority” has the meaning assigned to such term in Section 9.12.

“Related Indemnitee Parties” shall mean with respect to any specified Indemnitee, such Indemnitee’s controlled Affiliates and the respective officers, directors, employees, advisors, agents or other representatives of such Indemnitee or such Indemnitee’s controlled Affiliates acting at the direction of such Indemnitee.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, as applicable, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York or, in each case, any successor thereto; (b) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto; (c) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto; and (d) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (i) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Jurisdiction” means, in relation to a Loan Party (i) the jurisdiction under whose laws that Loan Party is incorporated as at the date of this Agreement; (ii) any jurisdiction where any asset subject to or intended to be subject to a Lien to be created by it is situated (iii) and any jurisdiction where it conducts its business.

“Relevant Party” has the meaning assigned to such term in Section 2.17(h)(ii).

“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate; (b) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate; and (c) with respect to Loans denominated in Sterling, Daily Simple RFR, as applicable.

“Relevant Screen Rate” means (a) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate; or (b) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate.

“Requested Increase Amount” has the meaning assigned to such term in Section 2.22(a)(i).

“Requested Increase Date” has the meaning assigned to such term in Section 2.22(a)(i).

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time; provided that, if at any time there are two (2) or more Lenders having or holding Credit Exposure, the “Required Lenders” shall require not less than two (2) Lenders (with Affiliates of a Lender being considered one Lender for this purpose).

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person; and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, secretary, company secretary, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party (and in respect of a UK Guarantor or a UK Borrower, will be a director of that Loan Party) and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means, at any time, the cash and Cash Equivalents of the Loan Parties or their Subsidiaries to the extent (a) classified (or required to be classified) as restricted cash or restricted cash equivalents on the balance sheet of the Loan Parties or their Subsidiaries in accordance with GAAP or (b) such cash or Cash Equivalents are subject to any Lien (including without limitation, Permitted Liens) and not subject to a Lien in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to a Collateral Document.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Loan Party or any Subsidiary of a Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Loan Party or such Subsidiary or any option, warrant or other right to acquire any such Equity Interests in such Loan Party or such Subsidiary.

“Revaluation Date” means (a) with respect to any Loan denominated in any Approved Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to an RFR Loan, each date that is on the numerically corresponding day in each calendar month that is three (3) months after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month; (b) with respect to any Letter of Credit denominated in an Approved Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“RFR” means, for any RFR Loan denominated in Sterling, SONIA.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in Sterling, any day except for (a) a Saturday, (b) a Sunday or (c) a day on which banks are closed for general business in London.

“RFR Interest Day” has the meaning assigned to such term in the definition of “Daily Simple RFR.”

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any comprehensive Sanctions (which, as of the date of this Agreement, includes Cuba, Iran, North Korea, Syria, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic and the Crimea and non-government controlled portions of the Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, the United Kingdom, His Majesty’s Treasury of the United Kingdom or France; (b) any Person located operating, organized or resident in a Sanctioned Country; or (c) any Person directly or indirectly majority-owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State; (b) the United Kingdom, including those administered by His Majesty’s Treasury of the United Kingdom; (c) the Bailiwick of Guernsey, the Policy and Resources Committee of the States of Guernsey, His Majesty’s Procureur in Guernsey; or (d) the United Nations Security Council, the European Union or the government of France.

“Secured Banking Services Obligations” has the meaning assigned to such term in the definition of “Secured Obligations.”

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations; provided, that no Banking Services Obligations (other than Banking Services Obligations owing to the Administrative Agent) shall constitute “Secured Obligations” unless the applicable Borrower and the applicable Secured Party shall each have provided written notice to the Administrative Agent (such Banking Services Obligations, “Secured Banking Services Obligations”); (ii) Swap Agreement Obligations owing to any Person that, at the time of entering into such arrangement with a Loan Party or any Subsidiary, was the Administrative Agent, a Lender or an Affiliate thereof, in each case, with respect to such Swap Agreement Obligations, to the extent designated by the Borrower Representative in a written statement to the Administrative

Agent as constituting Secured Obligations (such Swap Agreement Obligations, “Secured Swap Agreement Obligations”); and (iii) Erroneous Payment Subrogation Rights; provided, however, that the definition of “Secured Obligations” shall not create any Guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Secured Parties” means the Administrative Agent, each Lender, each Issuing Bank, the Swingline Lender and each other provider of Secured Obligations as permitted pursuant to the definition thereof.

“Secured Swap Agreement Obligations” has the meaning assigned to such term in the definition of “Secured Obligations.”

“Securities Act” means the Securities Act of 1933 of the United States, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the Effective Date, among the Loan Parties and each Subsidiary party thereto from time to time and the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Service of Process Agent” has the meaning assigned to such term in Section 9.09(d).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Adjustment” means, for any calculation with respect to Term SOFR Loans, a percentage per annum equal to 0.10%.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” and “Solvency” means with respect to any Person on any date of determination, that on such date (a) each of the Fair Value and the Present Fair Saleable Value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceed their Stated Liabilities and Identified Contingent Liabilities; (b) such Person and its Subsidiaries, on a consolidated basis, do not have Unreasonably Small Capital; (c) in the case of a Person organized under the laws of the United Kingdom or any nation or political subdivision thereof, such person is able to pay its debts within the meaning of section 173(2) of the United Kingdom Insolvency Act 1986; and (d) such

Person and its Subsidiaries, on a consolidated basis, can pay their Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable. For purposes of the foregoing, (i) “Fair Value” shall mean the amount at which the assets (both tangible and intangible), in their entirety, of a Person and its Subsidiaries, on a consolidated basis, would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; (ii) “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of a Person and its Subsidiaries, on a consolidated basis, are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated; (iii) “Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of a Person and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP consistently applied; (iv) “Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of a Person and its Subsidiaries, on a consolidated basis; (v) “Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature” means a Person and its Subsidiaries, on a consolidated basis, will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable; and (vi) “Do not have Unreasonably Small Capital” means a Person and its Subsidiaries, on a consolidated basis, will have sufficient capital to ensure that it is a going concern; provided that, for purposes of determining Solvency of the Borrowers and their Subsidiaries, on a consolidated basis, on the Effective Date, (A) clauses (ii), (iii) and (v) above shall be calculated after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on the Effective Date) and (B) clause (iv) above shall be calculated after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on the Effective Date (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities pursuant to the proviso in clause (iii) above)) as identified and explained in terms of their nature and estimated magnitude by a Responsible Officer of the Borrower Representative.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or a successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Quarter” means a fiscal quarter of the Borrowers during which a Material Acquisition has been consummated by a Loan Party.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject, with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentages shall include those imposed pursuant to such Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling,” “£” refers to lawful money of the United Kingdom.

“Subordinated Indebtedness” means any Indebtedness contractually subordinated in right of payment to the Obligations.

“Subsequent Transaction” has the meaning assigned to such term in Section 1.11.

“subsidiary” means, with respect to any Person (a) any corporation more than 50.0% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50.0% of the Equity Interests of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof.

“Subsidiary” means any direct or indirect subsidiary of a Loan Party.

“Supplier” has the meaning assigned to such term in Section 2.17(h)(ii).

“Supported QFC” has the meaning assigned to such term in Section 9.20.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower Representative or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Person that, at the time of entering into such Swap Agreement, is the Administrative Agent, a Lender or an Affiliate of a Lender; and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Commitment” means $10,000,000 or such lesser amount as agreed upon by the Borrower Representative and the Swingline Lender.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of the Swingline Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by the Swingline Lender in its capacity as the Swingline Lender and (b) the principal amount of all Swingline Loans made by the Swingline Lender in its capacity as the Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lender” Citibank, N.A. in its capacity as a lender of Swingline Loans and its successors and assigns in such capacity.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Request” has the meaning set forth in Section 2.04(b).

“TARGET Day” means any day on which the real-time gross settlement system (T2), or any successor system (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent in its sole discretion to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate.

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Loan denominated in Dollars, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” means, as to any Borrowing, the Term SOFR Loans compromising such Borrowing.

“Term SOFR Loan” means a Loan that bears interest at a rate based on the Adjusted Term SOFR other than pursuant to clause (c) of the definition of “Alternate Base Rate.”

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means $8,000,000.

“Trademarks” has the meaning assigned to such term in the Security Agreement.

“Transactions” means the (i) execution and delivery by the Borrowers of this Agreement on the Effective Date, (ii) the borrowing of Loans and the use of the proceeds thereof in each case on the Effective Date, (iii) the issuance of Letters of Credit hereunder, if any, on the Effective Date, (iv) the consummation of any other transactions directly relating to and in connection with the foregoing and (v) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR, the Adjusted EURIBOR Rate, the Alternate Base Rate or Daily Simple RFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK” and “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“UK Borrowers” has the meaning assigned to such term in the introductory paragraph hereof.

“UK Bribery Act” means the UK Bribery Act of 2010.

“UK Collateral Documents” means the English Law Debenture and any other Collateral Document governed by the laws of England and Wales.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Guarantor” means initially each Loan Guarantor organized under the laws of England and Wales as of the Effective Date and, after the Effective Date, any other Loan Guarantor organized under the laws of England and Wales.

“UK Insolvency Event” means with respect to any Person:

(a) such Person is unable or admits inability to pay its debts as they fall due;

(b) such Person is deemed to, or is declared to, be unable to pay its debts under any applicable law, rule or regulation of any jurisdiction;

(c) such Person suspends or threatens to suspend making payments on any of its debts;

(d) by reason of actual or anticipated financial difficulties, such Person commences negotiations with one or more of its creditors (excluding the Administrative Agent or any Lender each in its capacity as such) with a view to rescheduling any of its indebtedness;

(e) a moratorium is declared in respect of any indebtedness of any such Person. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium;

(f) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of such Person;

(g) any corporate action, legal proceedings or other procedure or step is taken in relation to;

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any such Person;

(ii) a composition, compromise, assignment or arrangement with any creditor of any such Loan Party (excluding the Administrative Agent or any Lender each in its capacity as such);

(iii) the appointment of a liquidator, receiver, examiner, administrative receiver, administrator, compulsory manager or other similar officer in respect of any such Loan Party or any of its assets; or

(iv) enforcement of any Lien over any assets of any such Person, or any analogous procedure or step is taken in any jurisdiction, provided that this paragraph (g) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed fourteen(14) days of commencement.

“UK Loan Party” means the UK Borrower and any other Loan Party organized under the Laws of England and Wales.

“UK Loan Party DTTP Filing” means a HMRC Form DTTP2 duly completed and filed by a UK Loan Party in respect of any Lender which has provided in HMRC DT Treaty Passport scheme reference number and jurisdiction of tax residence.

“UK Non-Bank Recipient” means a Recipient which is (i) a company resident in the UK for UK tax purposes, (ii) a partnership each member of which is (A) a company resident in the UK for UK tax purposes or (B) a company not resident in the UK for UK tax purposes which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of a Loan Document that falls to it by reason of Part 17 of the CTA or (iii) a company not resident in the UK for UK tax purposes which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any interest payable to it in respect of a Loan Document.

“UK Qualifying Lender” means, in relation to a payment of interest in respect of an advance under a Loan Document, a Lender which is: (a) beneficially entitled to such payment and is: (i) a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) making the relevant advance under a Loan Document and is within the charge to UK corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA, or (ii) a Lender in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) at the time the relevant advance was made and is within the charge to UK corporation tax as respects any payments of interest made in respect of that advance; (b) beneficially entitled to such payment and is a UK Non-Bank Recipient; or (c) beneficially entitled (within the meaning of the relevant UK Treaty) to such payment and is a UK Treaty Lender.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Security Property” means (a) any Liens expressed to be granted under any UK Collateral Documents in favor of any agent appointed pursuant to this Agreement as a trustee for the Secured Parties and all proceeds of those Liens, (b) all obligations expressed to be undertaken by a Loan Party to pay amounts in respect of the obligations to such agent hereunder as trustee for the Secured Parties and secured by the UK Collateral Documents together with all representations and warranties expressed to be given by a Loan Party in favor of such agent as trustee for the Secured Parties; and (c) any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which such agent is required by the terms of the UK Collateral Documents to hold as trustee on trust for the Secured Parties.

“UK Tax Confirmation” means a confirmation by a Recipient that it is beneficially entitled to interest payable to that Recipient in respect of a Loan Document and is either (i) a company resident in the UK for UK tax purposes, (ii) a partnership each member of which is (A) a company resident in the UK for UK tax purposes or (B) a company not resident in the UK for UK tax purposes which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of a Loan Document that falls to it by reason of Part 17 of the CTA or (iii) a company not resident in the UK for UK tax purposes which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any interest payable to it in respect of a Loan Document.

“UK Treaty” has the meaning assigned to such term in the definition of “UK Treaty State.”

“UK Treaty Lender” means, in relation to a payment of interest in respect of an advance under a Loan Document, a Lender which is beneficially entitled to such payment and: (a) is treated as a resident of a UK Treaty State for the purposes of the relevant UK Treaty; (b) does not carry on a business in the UK through a permanent establishment with which that Lender’s participation in any Loan is effectively connected; and (c) fulfills all other conditions which must be fulfilled in order to benefit from full exemption under the relevant UK Treaty from Tax imposed by the UK on interest payable to that Lender under a Loan Document, including the completion of all necessary procedural formalities (except that all necessary procedural formalities shall be treated for these purposes as completed in respect of the Lenders which are a party to this Agreement as at the Effective Date which have provided their HMRC DT Treaty Passport scheme reference number and its jurisdiction of tax residence).

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) in force with the UK which makes provision for full exemption from Tax imposed by the UK on interest.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” or “U.S.” means the United States of America.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it, (ii) any other obligation (including any Guarantee) that is contingent in nature at such time, or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Cash” means the aggregate amount of cash and Cash Equivalents that is not Restricted Cash of the Loan Parties held in deposit accounts or securities accounts that are, in each case, from and after the date required under Section 5.15, subject to Control Agreements (provided, such accounts shall not be required to be subject to a Control Agreement until the date that is one hundred twenty (120) days (or such later date as the Administrative Agent may agree in its sole discretion) after the Effective Date.

“U.S. Borrowers” has the meaning assigned to such term in the introductory paragraph hereof.

“U.S. Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount; (b) if such amount is expressed in an Approved Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Approved Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Approved Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion); and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Domestic Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising. Without limiting the generality of the foregoing, the Obligations of the Domestic Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including Guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, attorney costs, indemnities and other amounts, in each case, payable by any Domestic Loan Party or any of its Subsidiaries under any Loan Document and (b) the obligation of any Domestic Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Domestic Loan Party or such Subsidiary.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.20.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“VAT” means (a) any tax imposed in any member state of the European Union pursuant to EC Council Directive 2006/112 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it or supplemental to that Directive and (b) any other sales or turnover tax of a similar nature, whether imposed in a member state of the European Union in or, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere, including any tax imposed pursuant to the UK Value Added Tax Act 1994.

“Voluntary Foreign Guarantor Amendments” has the meaning assigned to such term in Section 9.02(f).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrowers, Guarantors and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan” or a “Swingline Loan”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatement, supplements or modifications set forth herein); (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws); (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof; (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition; and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, but subject to Section 1.11, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if after the Effective Date there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrower Representative requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary contained herein, only those leases that would constitute capital leases in conformity with GAAP on December 15, 2018 prior to giving effect to Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.05 Status of Obligations. In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower Representative shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding.

SECTION 1.06 Rates. The Administrative Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate that is an alternate, replacement or successor to such rate, or any component thereof, or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information source(s) in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate, or any component thereof, in each case pursuant to the terms hereof, and shall have no liability to any Lender, Loan Party or other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise, and whether at law or in equity) for any error or other act or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by such information source(s).

SECTION 1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.08 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the U.S. Dollar Equivalent amounts of Term Benchmark Borrowings or RFR Borrowings, or Letter of Credit extensions denominated in foreign currencies. Such U.S. Dollar Equivalent shall become effective as of such Revaluation Date and shall be the U.S. Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers hereunder or calculating the Financial Covenants hereunder or except as otherwise provided herein, the applicable amount of Euros for purposes of the Loan Documents shall be such U.S. Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in a foreign currency, such amount shall be the Dollar amount of such amount (rounded to the nearest unit of such foreign currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

SECTION 1.09 Borrower Representative. Each Borrower hereby designates the Borrower Representative as its representative and agent on its behalf for the purposes of issuing notices and delivering certificates hereunder, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than the Borrower Representative shall be entitled to take any of the foregoing actions. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan

Document from the Borrower Representative as a notice or communication from all Borrowers and may give any notices or communication required or permitted to be given to any Borrower or all Borrowers hereunder to the Borrower Representative on behalf of such Borrower or all Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

SECTION 1.10 Guernsey Terms.

(a) In each Loan Document, where it relates to a person: (i) incorporated; (ii) established; (iii) constituted; (iv) formed; (v) registered or (vi) which carries on, or has carried on, business; or (vi) that has immovable property, in each case, in Guernsey, a reference to:

(i) a composition, compromise, assignment or arrangement with any creditor, winding up, liquidation, administration, dissolution, insolvency event or insolvency includes, without limitation, a compromise or arrangement of the type referred to in Part VIII of The Companies (Guernsey) Law, 2008, as amended, and any procedure or process referred to in Part XXI or Part XXIII of the Companies (Guernsey) Law, 2008, as amended;

(ii) a liquidator, receiver, administrative receiver, administrator or the like includes, without limitation, His Majesty’s Sheriff, any such party appointed by the Royal Court of Guernsey, or any other person performing the same function of each of the foregoing or any désastre commissioner;

(iii) being unable, admitting in writing its inability or failing generally to pay its debts and/or meet its Stated Liabilities and Identified Contingent Liabilities as they become due includes that person if a declaration has been made that its affairs are en état de désastre;

(iv) security or a security interest includes, without limitation, any hypothèque and any security interest created pursuant to The Security Interests (Guernsey) Law, 1993 and any related legislation; and

(v) any similar proceedings or step being taken in connection with insolvency includes any corporate action, legal proceedings or other formal procedure or formal step being taken in relation to an application for a declaration of en désastre being made in respect of any such entity or any of its assets (or the making of such declaration) or any step in saisie proceedings.

(b) Each Loan Party hereby waives any and all of its rights under the existing or future laws of Guernsey, whether by virtue of the droit de division or otherwise, to require that any liability under or in connection with any Loan Document be divided or apportioned with any other person or reduced in any manner whatsoever, and whether by virtue of the droit de discussion or otherwise, to require that recourse be had to the assets of any other person before any claim is enforced against it.

SECTION 1.11 Certain Calculations and Tests.

(a) Notwithstanding anything to the contrary herein, in connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of (a) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Consolidated Total Net Leverage Ratio and the Consolidated Interest Coverage Ratio, (b) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of EBITDA or Consolidated Total Assets) or (c) determining the accuracy of representations and warranties and/or whether a Default or Event of Default (or any type of Default or Event of Default) shall have occurred and be continuing (other than, in each case, with respect to Section 4.02), in each case, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder (including if the applicable tests for a Permitted Acquisition are satisfied) shall be deemed to be the date the definitive agreement for such Limited Condition Acquisition is entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recently completed Reference Period ending prior to the LCA Test Date, a Borrower or any of its Subsidiaries would have been permitted to take such action on the relevant LCA Test Date in compliance with such ratio, test or basket or other provision, such ratio, test or basket shall be deemed to have been complied with; provided, however, that notwithstanding the foregoing and/or any LCA Election, no Event of Default pursuant to clauses (a), (b), (h) or (i) of Section 7.01 shall be continuing immediately prior to or after giving effect to the consummation of any Limited Condition Acquisition on the date of such consummation. For the avoidance of doubt, if the Borrower Representative has made an LCA Election and any of the ratios, tests or baskets or other provision for which compliance was determined or tested as of the LCA Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket or other provision, including due to fluctuations in EBITDA, Interest Expense or Consolidated Total Assets, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been satisfied as a result of such fluctuations. If the Borrower Representative has made an LCA Election for any Limited Condition Acquisition, then in connection with any event or transaction occurring after the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a pro forma basis or giving pro forma effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket shall be required to be satisfied on a pro forma basis both (i) assuming such Limited Condition Acquisition and the other transactions in connection therewith have been consummated and (ii) assuming such Limited Condition Acquisition and the other transactions in connection therewith have not been consummated.

(b) For purposes of determining compliance on a pro forma basis with any Financial Covenant as of any date prior to the first date on which such Financial Covenant is to be tested hereunder, the level of any such Financial Covenant shall be deemed to be the covenant level for such first test date. Any financial deliverables or calculations of EBITDA requested hereunder in connection with any provision of Section 5.01 prior to the time any such applicable deliverable is due under the applicable provision of Section 5.01 shall instead be based on the applicable or equivalent financial deliverable delivered on the Effective Date.

SECTION 1.12 Co-Borrowers. (a) Notwithstanding any provision hereof or in any other Loan Document, (i) no CFC or Foreign Subsidiary Holding Company shall directly or indirectly Guarantee or be required to Guarantee any U.S. Obligation, and (ii) no Collateral granted by a CFC or Foreign Subsidiary Holding Company as security for all or any part of the Foreign Obligations or any other credit enhancement provided by a non-U.S. obligor hereunder or under any Loan Document shall directly or indirectly secure any U.S. Obligation. Notwithstanding any provision hereof or any other Loan Document, in the event that the U.S. Borrower and any Foreign Borrower are required to pay any amounts under this Agreement or the other Loan Documents that are fees, costs or expenses that are not in the nature of interest or principal, if such amounts cannot be directly charged to either the U.S. Borrower or such Foreign Borrower as specifically related to either the U.S. Obligations or the Foreign Obligations as applicable, then such amounts shall be paid by each of the U.S. Borrower and the applicable Foreign Borrower pro rata based upon the total amount of the Obligations attributable to such Borrower outstanding at such time. Notwithstanding anything herein or in any other Loan Document to the contrary, any payment made by any CFC or Foreign Subsidiary Holding Company with respect to the Obligations shall be made and treated solely as a payment with respect to the Foreign Obligations.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments(a) . Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower in Dollars or in one or more Approved Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the Aggregate Credit Exposure exceeding the aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Loans.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the applicable Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 below.

(b) Subject to Section 2.14, each Borrowing shall be comprised (A) in the case of Borrowings in Dollars, entirely of ABR Loans or Term Benchmark Loans and (B) in the case of Borrowings in any other Agreed Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Agreed Currency, as applicable, and as such Borrower may request in accordance herewith; provided that each Borrowing denominated in an Approved Currency (other than Sterling) shall be comprised of Term Benchmark Loans and each Borrowing denominated in Sterling shall be comprised of RFR Loans. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided, that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000 (or a reasonably similar amount in an Approved Currency). At the time that each ABR Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000 (or a reasonably similar amount in an Approved Currency); provided, that an ABR Borrowing or an RFR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 (or a reasonably similar amount in an Approved Currency). Borrowings of more than one Type may be outstanding at the same time; provided, that there shall not at any time be more than a total of eight (8) Term Benchmark Borrowings or RFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings. To request a Borrowing, the applicable Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or fax) in the form of Exhibit F hereto and signed by the applicable Borrower or as otherwise approved by the Administrative Agent and signed by the applicable Borrower or by telephone (such request a “Borrowing Request”) (a) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 12:00 p.m. (noon), Local Time, three (3) Business Days before the date of the proposed Borrowing; (b) in the case of a Term Benchmark Borrowing denominated in Euros, not later than 12:00 p.m. (noon), Local Time, four (4) Business Days before the date of the proposed Borrowing; (c) in the case of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing; or (d) in the case of an ABR Borrowing, not later than 12:00 p.m. (noon), Local Time, on the date of the proposed Borrowing; provided, that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, email or fax to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the Agreed Currency and aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing, an RFR Borrowing, or a Term Benchmark Borrowing;

(iv) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period;” and

(v) in the case of a Term Benchmark Borrowing, whether such Borrowing shall be made in Dollars or in an Approved Currency (and if in an Approved Currency, the applicable currency).

If no election as to the currency of a Borrower is specified, then the requested Borrowing shall be made in Dollars. If no Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing made in Dollars. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swingline Lender may, but shall have no obligation to, make Swingline Loans in Dollars to the Borrowers in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by the Swingline Lender exceeding the Swingline Lender’s Swingline Commitment or (ii) the Swingline Lender’s Credit Exposure exceeding its Commitment; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand, e-mail or fax) in substantially the form of Exhibit H and signed by the applicable Borrower or by telephone (such request a “Swingline Request”), not later than 12:00 p.m. (noon), New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower. The Swingline Lender shall make the requested Swingline Loan available to the applicable Borrower by means of a credit to an account of the applicable Borrower with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 1:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 p.m. (noon), New York City time, on a Business Day no later than 4:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a

Business Day shall mean no later than 12:00 p.m. (noon) New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lenders the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of any such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lenders, as their interests may appear; provided, that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

(d) The Swingline Lender may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e) Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as a Swingline Lender at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrowers and the Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.04(d) above.

SECTION 2.05 [Reserved].

SECTION 2.06 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, any Borrower may, as the applicant thereof for the support of its or its subsidiaries’ obligations. request the issuance of, and the Issuing Bank shall (subject to the terms and conditions hereof) issue, Letters of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), in an amount up to the applicable Issuing Bank’s LC Commitment, denominated in dollars or, to the extent the Issuing Bank then issues letters of credit in any Approved Currency, in such Approved Currency, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this clause (a), the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, in either such case, in violation of any such Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement; (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it; or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension but in any event no less than three (3) Business Days prior to such date in the case of a Letter of Credit denominated in Dollars and no less than four (4) Business Days prior to such date in the case of a Letter of Credit denominated in an Approved Currency) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (c) of this Section 2.06) and whether such Letter of Credit shall contain automatic extension or renewal provisions, the amount of such Letter of Credit, whether such Letter of Credit is to be denominated in dollars or in an Approved Currency (and if in an Approved Currency, the applicable currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the LC Sublimit, (ii) the aggregate face amount of all Letters of Credit issued by the applicable Issuing Bank would not exceed such Issuing Bank’s LC Commitment and (iii) the Aggregate Credit Exposure shall not exceed the aggregate Commitments of all Lenders. This Section 2.06(a) shall not be interpreted or applied to the extent that to do so would violate or expose any Person (including any Loan Party, Subsidiary or any of their respective directors, officers or employees) to any liability under any applicable anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) or the United Kingdom (including, but not limited to, Regulation (EC) 2271/96 (as amended from time to time (including as it forms part of the United Kingdom’s domestic law by virtue of the European Union (Withdrawal) Act 2018)) and the United Kingdom’s Protection of Trading Interests legislation).

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any one-time renewal or extension thereof, including, without limitation, any automatic renewal provision, one (1) year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date. Each Letter of Credit with automatic extension or renewal provisions shall, subject to the right of the respective Issuing Bank to terminate such automatic renewal in accordance with the terms of such Letter of Credit upon the occurrence of an Event of Default, be automatically renewed for a successive one (1) year period on each anniversary of the date of the issuance of such Letter of Credit, until cancelled by the applicable Borrower by notice to the applicable Issuing Bank in accordance with the terms of such Letter of Credit agreed upon at the time such Letter of Credit is issued; provided, that such Letter of Credit shall expire at or prior to the close of business on the date that is five (5) Business Days prior to the Maturity Date if not earlier cancelled.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in clause (e) of this Section 2.06, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower Representative shall, or cause another Borrower to, reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 p.m. (noon), New York City time, on the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided, that the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. In the case of a Letter of Credit denominated in any Approved Currency, the applicable Borrower shall reimburse the applicable Issuing Bank in accordance with this clause (e) in such currency, unless (A) the applicable Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that such Borrower (or the Borrower Representative) will reimburse such Issuing Bank in dollars or (B) the Borrower Representative shall have requested that such payment be financed with an ABR Borrowing or Swingline Loan. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in any Approved Currency, the applicable Issuing Bank shall notify the applicable Borrower of the U.S. Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the applicable Borrower fails to make such payment when due (wither through payment or through a Borrowing), the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof (which in the case of any payment in any Approved Currency shall be, with respect to each Lender, the U.S. Dollar Equivalent thereof) and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable (which in the case of any payment in any Approved Currency shall be the U.S. Dollar equivalent thereof) Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans or Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement. In the event that (A) a drawing denominated in any Approved Currency is to be reimbursed in Dollars and (B) the Dollar amount paid by any Borrower, including pursuant to an ABR Borrowing or Swingline Loan Borrowing, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in such Approved Currency equal to the drawing, the applicable Borrower agrees, as a separate and independent obligation, to indemnify the applicable Issuing Bank for the loss resulting from its inability on that date to purchase such Approved Currency in the full amount of the drawing.

(f) Obligations Absolute. Each Borrower’s several obligation to reimburse LC Disbursements applicable to it as provided in clause (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; (iv) any adverse change in the relevant exchange rates or in the availability of any Approved Currency to the applicable Borrower or in the relevant currency markets generally; or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided, that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the applicable Borrower to the extent permitted by applicable law) suffered by the applicable Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent, the Borrower Representative and the applicable Borrower by telephone (confirmed by fax) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans and such interest shall be payable on the date when such reimbursement is due; provided, that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to clause (e) of this Section 2.06, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to clause (e) of this Section 2.06 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. (A) An Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower Representative or the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to extend, reinstate or otherwise amend any then-existing Letter of Credit.

(B) Subject to the appointment and acceptance of a successor Issuing Bank, an Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower Representative and the Lenders, in which case such Issuing Bank shall be replaced in accordance with Section 2.06(i)(A) above, except that only the consent of the Borrower Representative, the successor Issuing Bank, the Administrative Agent and the Required Lenders shall be required to appoint a successor Issuing Bank; provided that, if the Person that is the resigning Issuing Bank is also resigning as

Administrative Agent at such time, its consent as Administrative Agent shall not be required (but the consent of any Person being appointed as successor Administrative Agent at such time shall be required (such consent not to be unreasonably withheld or delayed)). After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit then outstanding and issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then-existing Letter of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the applicable Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, at least two (2) unaffiliated Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower Representative or the applicable Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to one hundred three (103%) of the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower Representative described in Sections 7.01(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remains outstanding after the expiration date specified in said paragraph (c), the Borrower Representative or the applicable Borrower shall immediately deposit in the LC Collateral Account an amount in cash equal to one hundred three (103%) of such LC Exposure as of such date plus any accrued and unpaid interest thereon. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account, and each Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower Representative’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower Representative or the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of at least two (2) unaffiliated Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower Representative or another Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower Representative or such other Borrower within three (3) Business Days after all Events of Defaults have been cured or waived as confirmed in writing by the Administrative Agent.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.06, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements; (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed); (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement; (iv) on any Business Day on which the Borrower Representative or the applicable Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement; and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof in the appropriate currency by wire transfer of immediately available funds by 2:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds in the applicable currency, to an account of the applicable Borrower maintained with the Administrative Agent and designated by the applicable Borrower in the applicable Borrowing Request; provided, that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Banks.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.07 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a Borrower, the interest rate applicable to ABR Loans, or in the case of Approved Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loan Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail or fax to the Administrative Agent of a written Interest Election Request in the form of Exhibit G hereto or as otherwise approved by the Administrative Agent and signed by the applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Agreed Currency and principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing (in the case of Borrowing denominated in Dollars), an RFR Borrowing or a Term Benchmark Borrowing;

(iv) in the case of a Term Benchmark Borrowing, whether such Borrowing shall be made in dollars or in an Approved Currency (and, if an Approved Currency, which currency); and

(v) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify (x) an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration or (y) the currency, then the applicable Borrower shall be deemed to have selected the same currency as the Borrowing being converted or continued.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing in Dollars or an RFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing at the end of such Interest Period. If the applicable Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing in an Approved Currency prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, such Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one (1) month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or (at the end of the applicable Interest Period) continued as a Term Benchmark Borrowing, (ii) unless repaid, (x) each Term SOFR Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (y) each Term Benchmark Borrowing denominated in an Approved Currency shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall either be (a) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the U.S. Dollar Equivalent of such Agreed Currency) at the end of the Interest Period, as applicable, therefor or (b) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the applicable Borrower by the earlier of (x) the date that is three (3) Business Days after receipt by such Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, such Borrower shall be deemed to have elected clause (a) above.

SECTION 2.09 Termination and Reduction of Commitments.

(a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b) The Borrower Representative may at any time, without (subject to Section 2.16) premium or penalty, terminate any Commitments upon Payment in Full.

(c) The Borrower Representative may from time to time, without (subject to Section 2.16) premium or penalty, reduce the Commitments; provided, that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the aggregate amount of the outstanding Commitments, and (ii) the Borrower Representative shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Aggregate Credit Exposure would exceed the aggregate Commitments of all Lenders.

(d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under clause (b) or (c) of this Section 2.09 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section 2.09 shall be irrevocable; provided, that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities or events, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10 Repayment of Loans; Evidence of Debt.

(a) The Borrowers hereby severally (and not jointly) unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date applicable to such Loan and (ii) to the Administrative Agent for the account of the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the date that is five (5) days after such Swingline Loan is made; provided, that on each date that a Borrowing is made, the Borrower Representative or the applicable Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain on the Register (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from any Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the several obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of a conflict between the entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.10 and the Register, the Register shall govern.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (each a “Note” and, collectively, the “Notes”). In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.11 Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time, without (subject to Section 2.16) premium or penalty, to prepay any Borrowing in whole or in part, subject to prior notice in accordance with clause (c) of this Section 2.11.

(b) Mandatory Prepayments.

(i) In the event and on such occasion that the Aggregate Credit Exposure exceeds the aggregate Commitments of all Lenders, the Borrowers shall prepay the Loans (including any Swingline Loans) and/or cash collateralize the LC Exposure (in accordance with Section 2.06(j)) in an aggregate amount equal to such excess.

(ii) Within three (3) Business Days after any Loan Party or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence of Indebtedness by the Loan Parties or any of their Subsidiaries (other than Indebtedness permitted by Section 6.01), the Borrowers shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Indebtedness.

(c) The Borrower Representative shall notify the Administrative Agent (and, in the case of a prepayment of Swingline Loans, the Swingline Lender) by telephone (confirmed in writing) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing or an RFR Borrowing not later than 12:00 p.m. (noon), Local Time, three (3) Business Days before the date of prepayment; (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m. (noon), New York City time, one (1) Business Day before the date of prepayment; or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12 Fees.

(a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender, subject to Section 2.20) a commitment fee, in Dollars, which shall accrue at the rate under the heading “Commitment Fee Rate” in the definition of Applicable Rate on the average daily amount of the Available Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Commitments terminate; provided, however, that for purposes of this clause (a) any Swingline Loan shall not be considered when calculating the amount of the Available Commitment. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b) The Borrower Representative agrees to pay (i) to the Administrative Agent for the account of each Lender (other than a Defaulting Lender, subject to Section 2.20) a participation fee, in Dollars, with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure; and (ii) to the applicable Issuing Bank a fronting fee, in Dollars, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first Business Day of each of each January, April, July and October following such last day, commencing on the first such date to occur after the Effective Date; provided, that all accrued but unpaid such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, and to any Lender, fees payable in the amounts and at the times separately agreed upon between the Borrower Representative and the Administrative Agent or such Lender in the Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest in the case of a Term Benchmark Loan, at Adjusted Term SOFR or at the Adjusted EURIBOR Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each RFR Loan shall bear interest at a rate per annum equal to the applicable Daily Simple RFR plus the Applicable Rate.

(d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which such notice shall be automatically given upon any Event of Default under Section 7.01(a), (b), (h) or (i) notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest, after as well as before judgment, at a rate per annum equal to in the case of any overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section; provided that no amount shall be payable pursuant to this Section 2.13(d) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.13(d) on any reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender (it being understood that interest on such amounts shall accrue at the non-default rates otherwise applicable thereto).

(e) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided, that (i) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand; (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment; and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Alternate Base Rate, Adjusted Term SOFR or Adjusted EURIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g) Conforming Changes. In connection with the use or administration of a Relevant Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower Representative and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration such Relevant Rate.

SECTION 2.14 Alternate Rate of Interest. Subject to Section 2.24:

(a) Subject to Section 2.24 and clause (b) of this Section 2.14,

(i) if the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate or the EURIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining Daily Simple RFR or the RFR for the applicable Agreed Currency; or

(ii) if the Required Lenders give written notice to the Administrative Agent that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate or the EURIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable currency and such Interest Period or (B) at any time, Daily Simple RFR or the RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an ABR Borrowing and (B) for Loans denominated in an Approved Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.

Furthermore, if any Term Benchmark Loan or an RFR Rate Loan in any Agreed Currency is outstanding on the date of the Borrower Representative’s receipt of the notice from the Administrative Agent referred to in this Section 2.14 with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day, and (B) for Loans denominated in an Approved Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Approved Currency plus the Applicable Rate; provided that, if the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate cannot be determined, any outstanding affected Term Benchmark Loans denominated in an Approved Currency shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Approved Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Approved Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive absent manifest error) that the Central Bank Rate for the applicable Approved Currency cannot be determined, any outstanding affected RFR Loans denominated in any Approved Currency at the applicable Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the U.S. Dollar Equivalent of such Approved Currency) immediately or (B) be prepaid in full immediately.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the applicable interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein (except for Taxes which are covered by Sections 2.17 and 10.09, Bank Levies and changes in the rate of tax on the overall net income of such Lender); or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the applicable Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to clauses (a), (b) and (c) of this Section 2.15 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments.

(a) With respect to any Term Benchmark Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default); (ii) the conversion of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto; (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith); (iv) the assignment of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, (v) CAM Exchange, or (vi) the failure by the applicable Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Approved Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense incurred by such Lender as a result of such event (which shall not include any loss of margin or Applicable Rate). The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.19 or (iv) the failure by the applicable Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Approved Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17 Withholding of Taxes; Gross-Up.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. If any Recipient becomes aware that a Loan Party must make a deduction or withholding of any Tax from payments under any Loan Document, it shall promptly notify such Loan Party. If any Recipient becomes aware that it is not, or ceases to be, a UK Qualifying Lender, it shall promptly notify each UK Loan Party.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times prescribed by applicable law and at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such information and such properly completed and executed forms or other documentation and shall reasonably cooperate in order to complete any procedural formalities prescribed by applicable law or as reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such information and such properly completed and executed forms or other documentation and shall reasonably cooperate in order to complete any procedural formalities prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to withholding Tax, backup withholding or information reporting requirements, to determine the rate of any such withholding Tax or backup withholding and to obtain and maintain authorization to make payments under any Loan Document without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B), (ii)(D) and (iii) (if applicable) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender; provided, that in such case the Lender shall indemnify and the Administrative Agent from any and all liabilities arising therefrom.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Lender that is a Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Lender that is a Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Without limiting the generality of the foregoing, in respect of each UK Loan Party, each Lender shall deliver to the relevant UK Loan Party and the Administrative Agent on or before the date on which it becomes a party to this Agreement (or if not available at the date on which it becomes a party to this Agreement, such later date following its availability) (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent):

(A) if such Recipient holds a passport under the HMRC DTTP Scheme and wishes the passport to apply to this Agreement, confirmation of its HMRC DTTP Scheme reference number and jurisdiction of Tax residence and confirmation that it wishes its passport to be applied in respect of this Agreement; and

(B) if such Recipient is a UK Non-Bank Recipient, a UK Tax Confirmation.

Upon delivery of either (A) or (B) above, such Lender shall have satisfied its obligations under Section 2.17(f) and this paragraph (iii) until such time as (1) the relevant Lender’s passport under the HMRC DTTP Scheme, or any direction given by HMRC to a UK Loan Party pursuant to the HMRC DTTP Scheme in respect of the relevant Lender, has expired or been withdrawn or (2) the UK Loan Party confirms to the relevant Lender in writing that any UK Loan Party DTTP Filing in respect of that Lender has been rejected by HMRC or HMRC has raised any enquiry in respect of such UK Loan Party DTTP Filing.

(iv) Each Lender agrees that if any information, form or other documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such information, form or other documentation or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person or to require any indemnified party to apply for a refund.

(h) Treatment of Overpayments. If a withholding or deduction for or on account of Tax should have been made in respect of a payment made by or on account of any obligation of Borrower or any Guarantor under any Loan Document and (A) either (i) the applicable Withholding Agent was unaware that such withholding or deduction should have been made and as a result did not make such withholding or deduction or made such withholding or deduction at a reduced rate, or (ii) in reliance on the information, forms or other documentation provided pursuant to this Section 2.17(f) the applicable Withholding Agent did not make such withholding or deduction or made such withholding or deduction at a reduced rate, or (iii) the Recipient has not complied with its obligations under Section 2.17(a) or Section 2.17(f) and as a result the applicable Withholding Agent did not make such withholding or deduction or made such withholding or deduction at a reduced rate, and (C) the Borrower or Guarantor would not have been required to make a payment or an increased payment pursuant to this Section 2.17 in respect of that withholding or deduction, then the Recipient that received the payment in respect of which that withholding or deduction should have been made or made at a higher rate undertakes to promptly, upon a request by the applicable Withholding Agent, reimburse the relevant Borrower or Guarantor for the amount of the withholding or deduction that should have been made and (except in respect of a failure to withhold or deduct as contemplated under (A)(i) above) any interest and penalties in connection with any failure to pay or any delay in paying any of the same.

(i) Value added tax.

(i) All amounts expressed to be payable under a Loan Document by any party to a Credit Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (B) below, if VAT is or becomes chargeable on any supply made by any Credit Party to any party under a Loan Document and such Credit Party is required to account to the relevant tax authority for the VAT, that party must pay to such Credit Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Credit Party must promptly provide an appropriate VAT invoice to that party).

(ii) If VAT is or becomes chargeable on any supply made by any Credit Party (the “Supplier”) to any other Credit Party (the “Receiving Party”) under a Loan Document, and any party other than the Receiving Party (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Receiving Party in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Receiving Party must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Receiving Party receives from the relevant tax authority which the Receiving Party reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Receiving Party is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Receiving Party, pay to the Receiving Party an amount equal to the VAT chargeable on that supply but only to the extent that the Receiving Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Credit Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Credit Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Credit Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) In relation to any supply made by a Credit Party to any party under a Loan Document, if reasonably requested by such Credit Party, that party must promptly provide such Credit Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Credit Party’s VAT reporting requirements in relation to such supply.

(j) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(k) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Setoffs.

(a) (i) Except with respect to principal of and interest on Loans denominated in an Approved Currency, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) in Dollars prior to 2:00 p.m., Local Time, or such other time as may be expressly provided herein on the date when due and (ii) all payments with respect to principal and interest on Loans denominated in an Approved Currency shall be made in such Approved Currency not later than the Applicable Time specified by the Administrative Agent on the dates specified herein, in each case, in immediately available funds and in the appropriate currency, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to one or more accounts as it may designate to the Borrower Representative in writing from time to time, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the applicable Borrower is prohibited by any Law from making any required payment hereunder in an Approved Currency, such Borrower shall make such payment in Dollars in the U.S. Dollar Equivalent of the Approved Currency payment amount.

(b) Any proceeds of Collateral and all other payments, proceeds or recoveries with respect to the Obligations received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower Representative) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11(b)); or (ii) after an Event of Default has occurred and is continuing, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from any Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations); second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations); third, to pay interest then due and payable on the Loans ratably; fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, the payment of any amounts owing with respect to Secured Banking Services Obligations and Secured Swap Agreement Obligations; fifth, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations; and sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender or Affiliate thereof by the Borrowers. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term Benchmark Loan, except (a) on the expiration date of the Interest Period applicable to any such Benchmark SOFR Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

Notwithstanding the foregoing, Obligations arising under Banking Services Obligations or Swap Agreement Obligations shall be excluded from the application described above and paid in clause sixth if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreements.

(c) At the election of the Borrower Representative but subject to the conditions set forth in Section 4.02, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section 2.18 or may be deducted from any deposit account of the Borrower Representative maintained with the Administrative Agent.

(d) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to (A) the Borrowers or any of their Subsidiary (as to which the provisions of this paragraph shall apply) or (B) to the extent such payment is made directly by the Borrowers or any Subsidiary (and is not otherwise permitted by this Agreement), any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers’ rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of any Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that a Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if any Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

(g) The Administrative Agent may from time to time provide the Borrower Representative with billing statements or invoices with respect to any of the Secured Obligations (the “Billing Statements”). The Administrative Agent is under no duty or obligation to provide Billing Statements, which, if provided, will be solely for the Borrower Representative’s convenience. The Billing Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If a Borrower pays the full amount indicated on a Billing Statement on or before the due date indicated on such Billing Statement, the Borrowers shall not be in default; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the payment due at that time shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if any Loan Party are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or 10.09, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15, 2.17 or 10.09, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15; (ii) any Lender fails to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto; (iii) the Loan Parties are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or Section 10.09; or (iv) any Lender becomes a Defaulting Lender, then the Borrower Representative may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) the Borrower Representative shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks and Swingline Lender), which consent shall not unreasonably be withheld; (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts); and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Sections 2.17 or 10.09, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Representative to require such assignment and delegation cease to apply. Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 2.19 may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and/or such LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure and/or LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent, (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.20(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.20(c), then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until such LC Exposure is cash collateralized and/or reallocated;

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and Swingline Exposure related to any such newly made Swingline Loan or and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein);

(e) if (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the Effective Date and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no such Issuing Bank shall be required to issue or increase any Letter of Credit unless the Swingline Lender or such Issuing Bank shall have entered into arrangements with the applicable Borrower or such Lender, reasonably satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder; and

(f) in the event and on the date that each of the Administrative Agent, the Borrower Representative, the Swingline Lender and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower Representative while that Lender was a Defaulting Lender.

Nothing contained herein shall be deemed to be a release of any claims of the Administrative Agent or the Borrowers against any Defaulting Lender for its breach of any of its obligations under this Agreement.

SECTION 2.21 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22 Increase of Commitments.

(a) The Borrowers shall have the right at any time after the Effective Date to request that the aggregate Commitments hereunder be increased (a “Commitment Increase”) in accordance with the following provisions and subject to the following conditions:

(i) The Borrower Representative shall give the Administrative Agent, which shall promptly deliver a copy thereof to each of the Lenders, at least ten (10) Business Days’ prior written notice (a “Notice of Increase”) of any such requested increase specifying (A) the aggregate amount by which the Commitments are to be increased (the “Requested Increase Amount”), which shall be at least $10,000,000, (B) the requested date of increase (the “Requested Increase Date”) and (C) the date by which the Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing in its sole discretion to participate in such requested Commitment Increase (each an “Increasing Lender”) shall give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment.

(ii) Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower Representative as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. In addition, the Borrowers may extend offers to one or more Eligible Assignees, each of which must be reasonably satisfactory to the Administrative Agent, (such consent not to be unreasonably withheld) to participate in any portion of the requested Commitment Increase in excess of the amount that all Increasing Lenders have committed to; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof. Any such Eligible Assignee that agrees to acquire a Commitment pursuant hereto is herein called an “Additional Lender.”

(iii) Effective on the Requested Increase Date, subject to the terms and conditions hereof, (x) the Commitment Schedule shall be deemed to be amended to reflect the increases contemplated hereby, (y) the Commitment of each Increasing Lender shall be increased by an amount determined by the Administrative Agent and the Borrowers (but in no event greater than the amount by which such Lender is willing to increase its Commitment) and (z) each Additional Lender shall enter into an agreement in form and substance reasonably satisfactory to the Borrowers and the Administrative Agent pursuant to which it shall undertake, as of such Requested Increase Date, a new Commitment in an amount determined by such Lender and the Borrowers (but in no event greater than the amount by which such Lender is willing to participate in the requested Commitment Increase), and such Additional Lender shall thereupon be deemed to be a Lender for all purposes of this Agreement.

(iv) If on the Requested Increase Date there are any Loans outstanding hereunder, the applicable Borrower shall borrow from all or certain of the Lenders and/or prepay Loans of all or certain of the Lenders such that, after giving effect thereto and notwithstanding the provisions in this Agreement requiring that borrowings and prepayments be made ratably and in certain minimum amounts, the Loans (including, without limitation, the Types and Interest Periods thereof) and such participations shall be held by the Lenders (including for such purposes the Increasing Lenders and the Additional Lenders) ratably in accordance with their respective Commitments. On and after each Requested Increase Date, the ratable share of each Lender’s participation in Letters of Credit and Loans from draws under Letters of Credit shall be calculated after giving effect to each such Commitment Increase.

(b) Notwithstanding anything in this Section 2.22 to the contrary notwithstanding, no increase in the aggregate Commitments hereunder pursuant to this Section 2.22 shall be effective unless, subject to Section 1.10:

(i) as of the date of the relevant Notice of Increase and on the relevant Requested Increase Date and after giving effect to such increase (x) no Event of Default shall have occurred and be continuing and (y) the conditions set forth in Section 4.02(a) shall be required to be satisfied;

(ii) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (A) customary legal opinions, board resolutions and officers’ certificates consistent with the documentation delivered on the Effective Date (conformed as appropriate) other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (B) any reaffirmation or similar documentation as reasonably requested by the Administrative Agent in order to ensure that such Increasing Lender or Additional Lender is provided with the benefit of the applicable Loan Documents;

(iii) after giving effect to any such Commitment Increases, the aggregate amount of all such Commitment Increases entered into since the Effective Dates shall not exceed the greater of (x) $50,000,000 and (y) 100% of EBITDA for the Reference Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b); and

(iv) on the relevant Requested Increase Date before and after giving effect to such increase, Holdings and its Subsidiaries shall be in pro forma compliance with the Financial Covenants for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent, and the Borrower Representative shall have delivered to the Administrative Agent reasonably detailed calculations demonstrating such compliance.

SECTION 2.23 Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, the Loan Parties or any of their Subsidiaries shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice thereof, in each case, to the extent such Banking Services or Swap Agreements relate to Secured Obligations. In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time promptly upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations that constitute Secured Obligations, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreement. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed.

SECTION 2.24 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower Representative may amend this Agreement to replace the applicable then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower Representative so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.24(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower Representative of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.24(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.24, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.24.

Furthermore, if any Term Benchmark Loan or RFR Loan in an Agreed Currency is outstanding on the date of the Borrower Representative’s receipt of the notice from the Administrative Agent referred to in this Section 2.24(c) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day; and (B) for Loans denominated in an Approved Currency, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Currency plus the Applicable Rate; provided that, if the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate cannot be determined, any outstanding affected Term Benchmark Loans denominated in an Approved Currency shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Approved Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and

(2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Approved Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Approved Currency cannot be determined, any outstanding affected RFR Loans denominated in any Approved Currency at the applicable Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the U.S. Dollar Equivalent of such Approved Currency) immediately or (B) be prepaid in full immediately.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the applicable then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” or “Interest Payment Date” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” or “Interest Payment Date” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the applicable Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing or conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the applicable Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to an ABR Borrowing or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Approved Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.24, (A) for Loans denominated in Dollars any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day; and (B) for Loans denominated in an Approved Currency, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Currency plus the Applicable Rate; provided that, if the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate cannot be determined, any outstanding affected Term Benchmark Loans denominated in an Approved Currency shall, at the applicable Borrower’s election prior to such day: (a) be prepaid by the applicable Borrower on such day or (b) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Approved Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Approved Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Approved Currency cannot be determined, any outstanding affected RFR Loans denominated in any Approved Currency, at the applicable Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the U.S. Dollar Equivalent of such Approved Currency) immediately or (B) be prepaid in full immediately.

(f) If, in any applicable jurisdiction, the Administrative Agent, any Issuing Bank or any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, any Issuing Bank or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest with respect to any Loan or issuance of a Letter of Credit to any Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrower Representative, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such credit extension shall be suspended, and to the extent required by applicable law, cancelled.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or limited liability company powers, as the case may be, and have been duly authorized by all necessary corporate or limited liability company and, if required, stockholder or member action. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject (a) in the case of Foreign Loan Parties and Foreign Subsidiaries, to the Legal Reservations and the Perfection Requirements and (b) in the case of all other Loan Parties, to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) (subject to the Legal Reservations in the case of Foreign Loan Parties and Foreign Subsidiaries) do not, on the part of any Loan Party or any of its Subsidiaries, require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for (i) filings necessary to perfect Liens created pursuant to the Loan Documents; (ii) in respect of any Foreign Loan Party, the Perfection Requirements; and (iii), in respect of any Foreign Loan Party organized under the laws of England and Wales, registration of particulars of the Collateral Documents to which it is a party at Companies House under the United Kingdom Companies Act 2006 and payment of associated fees and, in respect of any other Loan Party, filings necessary to perfect Liens created pursuant to the Loan Documents; (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries or any order of any Governmental Authority (subject to the Legal Reservations in the case of Foreign Loan Parties and Foreign Subsidiaries); (c) will not violate or result in a default under, or give rise to a right to require any payment to be made by any Loan Party or any of its Subsidiaries under, (i) any indenture or loan agreement, (ii) any Swap Agreement or (iii) any other material agreement, in each case which is binding upon any Loan Party or any of its Subsidiaries or its assets; and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Permitted Liens, in each case of clauses (a), (b) or (c), except as would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The Loan Parties have heretofore furnished to the Lenders the financial statements referred to in Section 4.01(b)(i). Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Loan Party and their consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2023.

SECTION 3.05 Properties.

(a) Each of the Loan Parties and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property, subject to Permitted Liens and except for defects in title that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Each Loan Party and each of its Subsidiaries is in compliance with all permits, licenses, authorizations, approvals, entitlements and accreditations of Governmental Authorities or otherwise that are required for such Person to lawfully own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired by such Person, other than those permits, licenses, authorizations, approvals, entitlements and accreditations the lack of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any of the foregoing is not in full force and effect, except where such suspension, revocation, impairment, forfeiture, non-renewal or claim could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) Each of the Loan Parties and its Subsidiaries owns, or is licensed to use, all Trademarks, tradenames, Copyrights, Patents and other Intellectual Property material to its business as currently conducted, and the use thereof by the Loan Parties and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) No Loan Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law; (ii) has become subject to any Environmental Liability; (iii) has received notice of any claim with respect to any Environmental Liability; or (iv) knows of any basis for any Environmental Liability that, in each case, individually in the aggregate, could reasonably be expected to result in a Material Adverse Effect and each Loan Party’s and each Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement.

SECTION 3.07 Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under the Investment Company Act of 1940 and, in the case of a UK Guarantor or UK Borrower is not required to be authorized to carry on any registered activity under the Financial Services and Markets Act of 2000 (UK).

SECTION 3.09 Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, with respect to each Plan, the “funding target,” as defined in Section 430(d)(1) of the Code, with respect to such Plan, does not exceed the fair market value of all such Plan’s assets, as determined pursuant to Section 430(g) of the Code, all determined as of the then- most recent valuation date for such Plan using the actuarial assumptions used to determine the Plan’s “funding target attainment” percentage as defined in Section 430(d) of the Code.

SECTION 3.11 Disclosure.

(a) As of the Effective Date, the Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information (other than any projected financial information or other forward-looking information or information of a general economic or general industry specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information or other forward-looking information or information of a general economic or general industry specific nature, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that any such information may differ from actual results and such differences may be material).

(b) As of the Effective Date, the information included in the Beneficial Ownership Certification is true, complete and correct in all respects.

SECTION 3.12 Capitalization and Subsidiaries.

(a) Schedule 3.12 sets forth, as of the Effective Date, (i) a correct and complete list of the name, and identifies the direct equity holders (including the percentage ownership thereof) of each and all of direct and indirect Subsidiaries of Holdings and (ii) the type of entity and jurisdiction of organization of Holdings and each of its Subsidiaries. All of the issued and outstanding Equity Interests of any Subsidiary owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid (except in relation to Genius Sports UK Limited) and non-assessable.

(b) The shares of any Loan Party or Subsidiary of a Loan Party which are or will be subject to a Lien under the Collateral Documents are fully paid (except in relation to Genius Sports UK Limited) and not subject to any option to purchase or similar rights (except in relation to any shares of any Immaterial Subsidiary otherwise designated as a Voluntary Guarantor pursuant to the terms and conditions hereof). The constitutional documents of companies whose shares are (or are required to be) subject to Liens under the Collateral Documents do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the relevant Lien. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any company whose shares are (or are required to be) subject to Liens under the Collateral Documents (including any option or right of pre-emption or conversion) whose shares are subject to Liens under the Collateral Documents.

SECTION 3.13 Security Interest in Collateral. Subject to Section 5.09 (and subject to the Legal Reservations in the case of Foreign Loan Parties), the provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and, upon filing a UCC financing statement (or equivalent) and fulfilment of the relevant applicable local formalities in the Loan Parties’ applicable jurisdiction of organization (and fulfilment of the Perfection Requirements in the case of Foreign Loan Parties) such Liens, will constitute perfected and continuing Liens on the Collateral in which a security interest can be perfected securing the relevant Secured Obligations, enforceable against the applicable Loan Party and all third parties, and free and clear of all other Liens on the Collateral except for Permitted Liens.

SECTION 3.14 Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

SECTION 3.15 Anti-Corruption Laws and Sanctions; USA PATRIOT Act.

(a) Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti- Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary or, to the knowledge of any such Loan Party or Subsidiary, any of their respective affiliates or directors, officers or employees; or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary, or any of their respective affiliates, that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Borrowers will not directly or, to its knowledge, indirectly use the proceeds of Borrowings or Letters of Credit in violation of Anti-Corruption Laws or applicable Sanctions.

(b) To the extent applicable, each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act, the UK Terrorism Act 2000, the UK Terrorism Act 2006, the UK Counter-Terrorism and Border Security Act 2019 and any enabling legislation and regulations relating thereto.

(c) To the extent applicable, each Loan Party is in compliance, in all material respects, with anti-money laundering laws, financial record keeping and reporting requirements and bank secrecy.

SECTION 3.16 [Reserved].

SECTION 3.17 Not an Affected Financial Institution. No Loan Party is an Affected Financial Institution.

SECTION 3.18 Solvency. As of the Effective Date, (a) Holdings and its Subsidiaries taken as a whole are Solvent, and (b) each Loan Party organized under the laws of the United Kingdom or any nation or political subdivision thereof is Solvent on an individual basis.

SECTION 3.19 Employee Benefit Plans.

(a) Schedule 3.19 sets forth, as of the Effective Date, each Plan and Multiemployer Plan.

(b) With respect to all Employee Benefit Plans, except as could not reasonably be expected to result in a Material Adverse Effect:

(i) Each Loan Party and all of the Subsidiaries have complied with all of the applicable requirements of ERISA and the Code, all such Employee Benefit Plans have been administered in all material respects in compliance with ERISA and the Code, all contributions to, allocations under, and payments from, such Employee Benefit Plans required to be made in accordance with the terms of the Employee Benefit Plans have been made in all material respects in compliance with ERISA, and all reports required by any governmental agency with respect to each such Employee Benefit Plan have been filed;

(ii) Each Employee Benefit Plan which is intended to comply with the provisions of Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion or advisory letter from the IRS, and, to each Loan Party’s knowledge, complies in all material respects in form and in operation with the requirements of Section 401(a) of the Code, the relevant provisions of ERISA, and any other applicable laws, rules, and regulations;

(iii) No Loan Party nor, to each Loan Party’s knowledge, any ERISA Affiliate, nor any trustee, administrator, “party in interest” (as defined in Section 406 or ERISA), “disqualified person” (as defined in Section 4975 of the Code), or fiduciary of any such Employee Benefit Plans, has (a) engaged in a Prohibited Transaction, which could directly or indirectly subject the applicable Employee Benefit Plan, trust, any seller, the Loan Parties or any ERISA Affiliate to any liability (including a tax, penalty or interest) imposed by Section 4975 of the Code, Section 406 of ERISA, or Section 502(i) of ERISA, or (b) committed a breach of its fiduciary duties (as defined in Section 404 of ERISA) which could directly or indirectly subject the applicable Employee Benefit Plan, trust, any seller, or the Loan Parties or any ERISA Affiliate to any liability under Section 502 of ERISA;

(c) To each Loan Party’s knowledge, no actions, suits, or claims with respect to the assets of the Employee Benefit Plans are pending or threatened, that if resolved in an unfavorable manner would have a Material Adverse Effect, and each Loan Party has no knowledge of any facts which could give rise to or could reasonably be expected to give rise to any actions, suits, or claims with respect to the assets of the Employee Benefit Plans that if resolved in an unfavorable manner would have a Material Adverse Effect.

(d) With respect to any foreign Employee Benefit Plan (a “Foreign Plan”), none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance by any Loan Party or any of its Subsidiaries with its terms and with the requirements of any and all applicable laws, rules and regulations of any jurisdiction; (ii) failure by any Loan Party or any of its Subsidiaries to maintain the Foreign Plan, where required, in good standing with applicable regulatory authorities; (iii) any obligation of a Loan Party or any of its Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of a Loan Party or any of its Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured by any Loan Party or any of its Subsidiaries on an ongoing basis to the extent required by any applicable laws, rules and regulations of any jurisdiction (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable governmental agencies and authorities) or otherwise in accordance with applicable law; (vi) any facts that, to the knowledge of each Loan Party or any of their Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the knowledge of that Loan Party or any of its Subsidiaries, would reasonably be expected to result in a material liability to that Loan Party or any of its Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); (vii) failure by any Loan Party or any of its Subsidiaries to make all contributions in a timely manner to the extent required by applicable law; (viii) any failure by any Loan Party or any of its Subsidiaries to obtain or retain approval or qualification by and/or due registration with the appropriate taxation, social security, supervisory, fiscal or other applicable governmental entities in the relevant state or jurisdiction, in order to obtain tax approved, favored or qualified status in the relevant jurisdiction; (ix) no Loan Party nor any of their Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pensions Schemes Act 1993); and (x) no Loan Party nor any of their Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the UK Pensions Act 2004) such an employer referred to in (ix) above.

SECTION 3.20 Foreign Loan Parties and Foreign Law Loan Documents.

(a) As to each Foreign Loan Party (subject to the Legal Reservations):

(i) The Loan Documents to which it is party (collectively, as to such Foreign Loan Party, the “Applicable Foreign Loan Party Documents”) are in proper legal form under the laws of the jurisdiction in which such Foreign Loan Party is organized and existing for the enforcement thereof against such Foreign Loan Party under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents. Subject to any Perfection Requirements, it is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents that the Applicable Foreign Loan Party Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Loan Party is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Loan Party Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been (or will promptly be) made or is not required to be made until the Applicable Foreign Loan Party Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(ii) For the purposes of The Council of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), such Foreign Loan Party’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

(iii) The choice of governing law of the Applicable Foreign Loan Party Documents will be recognized and enforced in its Relevant Jurisdiction (subject to any Perfection Requirements).

(iv) Any judgment obtained in relation to an Applicable Foreign Loan Party Document in the jurisdiction of the governing law of such Applicable Foreign Loan Party Document will be recognized and enforced in its Relevant Jurisdiction (subject to any Perfection Requirements).

(b) As to each Loan Party:

(i) The choice of governing law of the Non-U.S. Collateral Documents to which it is a party will be recognized and enforced in its Relevant Jurisdiction.

(ii) Any judgment obtained in relation to a Non-U.S. Collateral Document to which it is a party in the jurisdiction of the governing law of such Non-U.S. Collateral Document will be recognized and enforced in its Relevant Jurisdiction.

ARTICLE IV

CONDITIONS

SECTION 4.01 Conditions to Initial Loans. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder, in each case, on the Effective Date, shall not become effective until each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include fax or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) a duly executed English Law Debenture and all notices and acknowledgments required thereunder and (iii) duly executed copies of any other Loan Documents to be entered into as of the Effective Date, including any Notes requested by a Lender pursuant to Section 2.10 payable to each such requesting Lender and its registered assigns.

(b) [Reserved].

(c) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of Holdings and its Subsidiaries for the fiscal years ending December 31, 2022 and December 31, 2023 and (ii) reasonably satisfactory financial statement projections through and including each of the Borrowers’ 2024 and 2030 fiscal years, together with such information as the Administrative Agent shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).

(d) Closing Certificates. The Administrative Agent shall have received:

(i) in respect of each Loan Party (other than a UK Borrower or a UK Guarantor), a certificate. in form and substance satisfactory to the Administrative Agent, dated the Effective Date and executed by a Responsible Officer of such Loan Party, which shall (A) certify the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party;

(B) identify by name and title and bear the signatures of the Responsible Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party; and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement; and (ii) a long form good standing certificate or certificate of status for each Loan Party from its jurisdiction of organization; provided that, in respect of each Loan Party organized outside of the United States, such certificate shall attach documentation regarding the foregoing as is usual and customary in the jurisdiction of organization or incorporation of each such Loan Party, in each case as may be reasonably acceptable to the Administrative Agent; and

(ii) in respect of each UK Borrower and UK Guarantor, a certificate, in form and substance satisfactory to the Administrative Agent, dated the Effective Date and executed by a Responsible Officer of such UK Borrower or UK Guarantor, as applicable, which shall (A) confirm that borrowing or guaranteeing or securing, as appropriate, the Commitment would not cause any borrowing, guarantee, security or similar limit binding on such to be exceeded; (B) certify the resolutions of its board of directors (or other body) authorizing the execution, delivery and performance of the Loan Documents to which it is a party; (C) certify a copy of an ordinary shareholder resolution signed by its member(s) approving the terms of, and transactions contemplated by, the Loan Documents to which it is a party; (D) certify a copy of a special shareholder resolution signed by its member(s) approving certain amendments to its constitutional documents as specified by the Administrative Agent; (E) identify by name and title and bear the signatures of the Responsible Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party; (F) in respect of each UK Borrower and UK Guarantor whose shares are subject to the UK Security Property, certify that it has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from such UK Borrower or UK Guarantor, or certifying that no “warning notice” or “restrictions of notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of the shares of such UK Borrower or UK Guarantor, and certifying that a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that UK Borrower or UK Guarantor is in full force and effect without modification and has not been amended or superseded prior to the Effective Date; and (G) contain appropriate attachments, including, but not limited to, its certificate of incorporation and articles of association (or other equivalent thereof).

(e) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Responsible officer of the Borrower Representative on the initial Borrowing date (i) stating that no Default or Event of Default has occurred and is continuing and (ii) stating that the representations and warranties contained in Article III are true and correct in all material respects as of such date, except that (i) to the extent that such representations and warranties specifically refer to an earlier date, such representations and warranties shall be true and correct in all material respects as of such earlier date and (ii) any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects.

(f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or before the Effective Date, and all expenses (including the reasonable fees and expenses of outside legal counsel) for which invoices have been presented one (1) Business Day prior to the Effective Date.

(g) Lien Searches. The Administrative Agent shall have received the results of a recent customary lien search (including with respect to Intellectual Property) (or, in each case, the equivalent, if any, in the applicable jurisdiction of each Loan Party), and such search shall reveal no Liens on any of the assets of the Loan Parties except for Permitted Liens or Liens discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(h) [Reserved.]

(i) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code (or equivalent) financing statements) required by the Collateral Documents delivered in accordance with Section 4.01(a) or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded (except to the extent any such document is to be filed, registered or recorded in England & Wales) in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and perfected Lien on the Collateral described therein (but only to the extent required therein) as security for the Secured Obligations, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(j) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of the Collateral Documents.

(k) Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer of Holdings substantially in the form attached hereto as Exhibit D.

(l) Tax Forms. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9 (or other equivalent tax confirmation at the election of the Loan Party), as applicable, for each Loan Party.

(m) Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account of a Borrower to which the Administrative Agent is authorized by each Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(n) USA PATRIOT Act, Etc.

(i) At least five (5) Business Days prior to the Effective Date, the Borrowers and each of the other Loan Parties shall have provided to the Administrative Agent or the Lenders the documentation and other information theretofore requested in writing by the Administrative Agent or the Lenders at least ten (10) Business Days prior to the Effective Date that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act.

(ii) At least five (5) days prior to the Effective Date, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower shall deliver a Beneficial Ownership Certification to each Lender who requests the same in writing at least ten (10) Business Days prior to the Effective Date.

(o) [Reserved].

(p) Opinions. The Administrative Agent (or its counsel) shall have received favorable written opinions (addressed to the Administrative Agent and each of the Lenders and dated as of the Effective Date) of:

(i) Kirkland & Ellis LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent in relation to power, capacity and due execution by the Domestic Loan Parties and all matters of U.S. law;

(ii) Jones Day, counsel for the Lenders and the Administrative Agent in relation to the power, capacity and due execution by the Foreign Loan Parties incorporated in England and Wales and all matters of English law; and

(iii) Ogier (Guernsey) LLP, counsel for the Lenders and the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent, in relation to the power, capacity and due execution by the Guernsey Loan Parties and all matters of Guernsey law.

(q) Other Documents. The Administrative Agent shall have received such other agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing checklist last delivered to the Borrower Representative and such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify Borrower Representative, the Lenders and the Issuing Banks of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Lender (including each Swingline Lender) to make any Loan, and of the Issuing Banks to issue or increase any Letter of Credit (including any Borrowing or Letter of Credit issuance or increase made on the Effective Date with respect to clauses (a) through (c) of this Section 4.02) is subject to the satisfaction of the following conditions, subject to Section 1.10:

(a) The representations and warranties of the Loan Parties set forth in this Agreement and each other Loan Document shall be true and correct in all material respects on and as of the date of such Loan or the date of issuance or increase of such Letter of Credit, as applicable, except that (i) to the extent that such representations and warranties specifically refer to an earlier date, such representations and warranties shall be true and correct in all material respects as of such earlier date; and (ii) any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects.

(b) At the time of and immediately after giving effect to such Loan or the issuance or increase of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) The applicable Borrower shall have delivered a completed Borrowing Request or application for a Letter of Credit, as applicable.

Each Loan and each issuance or increase of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in clauses (a) through (d) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Until all of the Secured Obligations shall have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower Representative will furnish to the Administrative Agent and each Lender:

(a) Within ninety (90) days after the end of each fiscal year of Holdings and its Subsidiaries (or, if earlier, by the date that the Annual Report on Form 10-K of Holdings for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) ending after the Effective Date, the audited consolidated and consolidating balance sheet of Holdings and its Subsidiaries and related consolidated statements of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries as of the end of and for such year, setting forth in each case (commencing with the fiscal year ending December 31, 2024) in comparative form the figures for the previous fiscal year, all reported on by WithumSmith+Brown, PC or any other independent public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Required Lenders (without a “going concern” or like qualification or exception, and without any qualification or exception as to the scope of such audit (other than such a qualification or exception that is solely with respect to, or resulting solely from, (A) the upcoming maturity date of any of the Loans hereunder being scheduled to occur within twelve (12) months from the time such report is delivered or (B) any actual or prospective breach of any Financial Covenant)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings and its Subsidiaries (or, if earlier, by the date that the quarterly report on Form 10-Q of Holdings for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) (commencing with the fiscal quarter ending June 30, 2024), the consolidated and consolidating balance sheet of Holdings and its Subsidiaries and the related consolidated statements of operations and cashflows of Holdings and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case (commencing with the fiscal quarter ending June 30, 2025) in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit B (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto; (ii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants; and (iii) stating whether any change in GAAP or in the application thereof has occurred since the later of December 31, 2023 and the end date of the financial statements most recently delivered pursuant to Section 5.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) as soon as available, but in any event within ninety (90) days after the start of each fiscal year of the Borrower Representative ending after the Effective Date, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Loan Parties for such fiscal year in form reasonably satisfactory to the Administrative Agent;

(e) (i) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other material materials filed by Holdings with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be; and (ii) promptly after receipt thereof by Holdings, copies of each material written notice or other correspondence received from the SEC concerning any investigation or possible investigation or other inquiry by the SEC regarding financial or other operational results of Holdings or any Subsidiary thereof;

(f) promptly following any request in writing therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Borrower by independent accountants in connection with the accounts or books of any Borrower or any Subsidiary, or any audit of any of them as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request;

(g) promptly following any request in writing therefor, such other information regarding the operations, changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent, on behalf of itself or any Lender hereunder; and

(h) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent and/or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws and the Beneficial Ownership Regulation.

Notwithstanding anything to the contrary in this Section 5.01, any documents required to be delivered pursuant to Sections 5.01(a), (b) and (e) may be delivered electronically and if so delivered shall be deemed to have been delivered on the date on which the Borrower Representative provides notice to the Administrative Agent that such information (x) has been filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System or (y) has been posted on the Borrower Representative’s website on the Internet (with such notice containing the link thereto), or posted on the Borrower Representative’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

SECTION 5.02 Notices of Material Events. The Borrower Representative will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practices) prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any litigation, investigation, action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that results in or could reasonably be expected to result in a Material Adverse Effect;

(d) within three (3) Business Days (or such longer period as the Administrative Agent may agree) after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment to a Swap Agreement, in each case, to the extent such Swap Agreement relates to Secured Swap Agreement Obligations, together with copies of all material agreements evidencing such Swap Agreement or amendment;

(e) any material change in accounting or financial reporting practices by the Borrower Representative or any Subsidiary other than in accordance with GAAP;

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(g) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners required to be identified in such certification.

Each notice delivered under this Section 5.02 (other than clause (c) above) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, qualifications, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case pursuant to this clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or Section 6.06 or any Disposition permitted by Section 6.05 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04 Payment of Taxes. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Taxes imposed upon it before the same shall become delinquent or in default, in each case except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to pay or discharge such Taxes would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties; Insurance; Casualty and Condemnation.

(a) Each Loan Party will, and will cause each Subsidiary to, (i) keep and maintain all tangible property in good working order and condition, ordinary wear and tear excepted where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) maintain, with insurance companies that the Borrowers believe (in the good faith judgment of the management of the Borrowers) financially sound and reputable, insurance in such amounts and against such risks (after giving effect to any self-insurance which the Borrowers believe (in the good faith judgment of management of the Borrowers) is reasonable and prudent in light of the size and nature of its business) as the Borrowers believe (in the good faith judgment of the management of the Borrowers) are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(b) The Borrower Representative will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in all material respects and (ii) permit any representatives designated by the Administrative Agent (or following any Event of Default, any Lender) (including employees of the Administrative Agent, such Lender or any consultants, accountants, lawyers, appraisers and field examiners retained by the Administrative Agent), upon prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that the Borrowers shall not be required to reimburse the Administrative Agent or any Lender for the cost of more than one such visit during any year, except during the occurrence and continuation of an Event of Default. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07 Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08 Use of Proceeds.

(a) The proceeds of the Loans will be used only for working capital and general corporate purposes, including Permitted Acquisitions, and the proceeds of the Letters of Credit will be used only for working capital and general corporate purposes. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(b) No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws; or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of Sanctions, or otherwise in violation of any Sanctions.

This Section 5.08 shall not be interpreted or applied to the extent that to do so would violate or expose any Person (including any Loan Party, Subsidiary or any of their respective directors, officers or employees) to any liability under any applicable anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) or the United Kingdom (including, but not limited to, Regulation (EC) 2271/96 (as amended from time to time (including as it forms part of the United Kingdom’s domestic law by virtue of the European Union (Withdrawal) Act 2018)) and the United Kingdom’s Protection of Trading Interests legislation).

SECTION 5.09 Additional Collateral; Further Assurances.

(a) Subject to applicable law, each Borrower and each other Loan Party shall cause each of its wholly-owned Subsidiaries (other than any Excluded Subsidiary) formed or acquired on or after the date of this Agreement and each Subsidiary who hereafter ceases to be an Excluded Subsidiary, in each case, in accordance with the terms of this Agreement, to become a Loan Party, within ninety (90) days (or such later date as the Administrative Agent may agree) after the date of such formation or acquisition (or after the date on which such Subsidiary ceases to be an Excluded Subsidiary, as applicable), by executing a Joinder Agreement. In each case, upon execution and delivery thereof, each such Person shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.

(b) Subject to applicable law and this Section 5.09, each Borrower and each other Loan Party shall cause each of its wholly-owned Subsidiaries (other than Excluded Subsidiaries) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement and each Subsidiary who hereafter becomes or ceases to be an Excluded Subsidiary, in each case, within ninety (90) days (or such later date as the Administrative Agent may agree) after the date of such formation or acquisition (or after the date on which such Subsidiary ceases to be an Excluded Subsidiary, as applicable) to execute a joinder to the applicable Collateral Documents pursuant to which such Subsidiary shall grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral.

(c) Subject to the foregoing clauses (a) through (c), each Borrower and each other Loan Party will cause 100% of the issued and outstanding Equity Interests owned by it to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens and, solely with respect to the Foreign Borrowers and each other Foreign Subsidiary, to the Legal Reservations) in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request; provided, that with respect to the issued and outstanding voting Equity Interests of any Foreign Subsidiary that is a CFC or of any Foreign Subsidiary Holding Company (including any Subsidiary that is acquired or becomes a CFC after the Effective Date and excluding any Loan Party) and in each case that is directly and wholly owned by a Loan Party, the pledge with respect to any U.S. Obligations of such Equity Interests that are entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) shall be limited to 65%.

(d) In the event that any Loan Party acquires any Material Property, the Loan Parties shall deliver to the Administrative Agent, as soon as practicable, and in any event within one hundred twenty (120) days (or such later date as the Administrative Agent may agree), after the acquisition of such Material Property, fully executed and notarized Mortgages in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of the applicable Loan Party in such Material Property, and customary legal opinions with respect to such additional mortgages, each in form and substance reasonably satisfactory to the Administrative Agent and provided at the sole cost and expense of the Loan Parties. The Loan Parties shall deliver to the Administrative Agent within one hundred twenty (120) days after the acquisition of such Material Property or after the determination that any other part of any Material Property includes a Building or Manufactured (Mobile) Home (each as defined in applicable Flood Laws) (or such later date as the Administrative Agent may agree), flood hazard certificates and, if any such Building or Manufactured (Mobile) Home is located in a flood zone, executed flood determinations and evidence that all flood insurance required under applicable Flood Laws has been obtained, in form and substance reasonably satisfactory to the Administrative Agent and provided at the sole cost and expense of the Loan Parties.

(e) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and, to the extent required by the Collateral Documents, to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (subject to the Legal Reservations solely with respect to the Foreign Borrowers and each other Foreign Subsidiary), all at the expense of the Loan Parties, in each case subject to this Section 5.09. Notwithstanding anything herein to the contrary, in regard to Collateral that is Intellectual Property (i) no Loan Party shall be required under this Agreement to make any filings or take any actions to record or perfect any Secured Party’s security interest other than in the United States and (ii) no registration or application for the registration of, or escrow of, Intellectual Property shall be required.

(f) Notwithstanding anything in this Agreement or any other Loan Document to the contrary:

(i) the foregoing provisions of this Section 5.09 and the terms of the Collateral Documents shall not require the creation or perfection of pledges of or security interests in, or the provision of Guarantees by any Loan Party and/or Subsidiary if, and for so long as and to the extent that the Required Lenders and the Borrower Representative reasonably agree in writing that creating or perfecting such pledges or security interests in such assets, or providing such Guarantees, would:

(A) result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalization laws or regulations (or analogous restrictions of any applicable jurisdiction;

(B) result in a significant risk to the officers of the relevant grantor thereof of contraventions of their fiduciary duties and./or of civil or criminal liability; or

(C) result in a material adverse Tax consequence to Holdings, its Subsidiaries or any of its direct or indirect equity holders (including the imposition of material withholding or other Taxes) that are unreasonable in all circumstances or are disproportionate to the benefit obtained by the Lenders therefrom, having regard to any increase to the tax cost of the grantor of security.

(ii) The foregoing provisions of this Section 5.09 and the terms of the Collateral Documents shall not require delivery of any share certificate or stock power form (executed in blank) in respect of any Subsidiary that is not a Loan Party and is not organized under the laws of the United States, the United Kingdom or Guernsey if, and for so long as and to the extent that the Required Lenders and the Borrower Representative reasonably agree in writing that delivery of such share certificates and stock powers would result in costs or consequences that are unreasonable in all circumstances or are disproportionate to the benefit obtained by the Lenders therefrom, having regard to any increase to the tax cost of the grantor of security;

(iii) No perfection actions (beyond the filing of a financing statement under the UCC, the registration of particulars of the Collateral Documents at Companies House under the UK Companies Act 2006, or the equivalent thereof any other applicable jurisdiction) shall be required, nor shall the Administrative Agent be authorized to take any actions with respect to:

(A) commercial tort claims with a value less than $2,500,000;

(B) vehicles and other assets subject to certificates of title;

(C) letter of credit rights in excess of $2,500,000 individually, except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filing of a UCC financing statement or equivalent;

(D) promissory notes evidencing any Indebtedness for borrowed money in a principal amount individually of less than $2,500,000; and

(E) the Equity Interests of any Person that is not a subsidiary;

(iv) No Loan Party shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement;

(v) No notice to obtain the consent of any Governmental Authority under the Federal Assignment of Claims Act (or any state equivalent thereof) shall be required;

(vi) there shall be no requirement to enter into any source code escrow arrangement (or, except as set forth in Section 5.04, any obligation to register Intellectual Property);

(vii) In respect of any Non-U.S. Collateral and/or Non-U.S. Collateral Document, as applicable:

(A) the Non-U.S. Collateral Documents shall only operate to create security rather than to impose new commercial obligations. Accordingly, they shall not operate to prevent transactions which are permitted under this Agreement or otherwise require additional consents to authorizations and they shall not contain additional representations or covenants unless the same are consistent with the provisions of the Security Agreement or are required for the creation, perfection or preservation of the Liens granted thereunder;

(B) each Non-U.S. Collateral Document must contain a clause which records that if there is a conflict between the Non-U.S. Collateral Document and the Loan Documents then (to the fullest extent permitted by law) the provisions of the Loan Documents will take priority over the provisions of the Non-U.S. Collateral Document (and that, if requested to do so by (and at the cost of) the Borrowers, the Administrative Agent will enter into such amendments, waivers or consents as are necessary to remove such conflict) unless the provisions of the Non-U.S. Collateral Document are required for the creation, perfection or preservation of the Liens granted thereunder;

(C) unless the Loan Documents expressly provide for any specific asset or account (by reference to its purpose) to be subject to specific restrictions on use, there will be no “fixed” security over cash or receivables (other than intra-group receivables) or any obligation to hold or pay cash or receivables in a particular manner inconsistent with the treatment of cash or receivables under the Security Agreement;

(D) no lists or other information in respect of assets secured by the Non-U.S. Collateral Document will be required to be provided in a manner inconsistent with the requirements under the Security Agreement unless required for the creation, perfection or preservation of the Liens granted thereunder; and

(E) notwithstanding anything in this Agreement (including in this Section 5.09) or any other Loan Document to the contrary, the English Law Debenture shall operate to create a “floating charge” over all present and future assets, property and undertaking of each of the Loan Parties party thereto such that paragraph 14 of Schedule B1 to the United Kingdom Insolvency Act 1986 applies thereto.

The Administrative Agent (in its reasonable discretion) may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the timelines set forth herein).

SECTION 5.10 Anti-Corruption Laws and Sanctions. Each Loan Party shall implement and maintain in effect policies and procedures designed to promote compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.11 USA PATRIOT Act; Beneficial Ownership. Each Borrower shall, promptly following a request by the Administrative Agent (on behalf of itself or any Lender), provide (a) all documentation and other information that the Administrative Agent requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (b) to the extent any Borrower then qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, (i) a Beneficial Ownership Certification or (ii) confirmation that the most recently delivered Beneficial Ownership Certification is still correct, in each case, to the extent such Beneficial Ownership Certification is required for the Administrative Agent or such Lender to satisfy the requirements of the Beneficial Ownership Regulation.

SECTION 5.12 ERISA. Each Loan Party shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA to the extent failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.13 Compliance with Environmental Laws. Each Loan Party shall, and shall cause each Subsidiary to, comply with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Laws for its operations and properties, in each case in accordance with Environmental Laws, except, in each case, to the extent failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.14 Intellectual Property. Each Loan Party shall maintain adequate Licenses, Patents, Copyrights, service marks, Trademarks, trade styles and tradenames to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.15 Control Agreements; Cash Management.

(a) Cash Management. Each of the Loan Parties shall at all times maintain all primary operating and cash management business (including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts) with (i) Citibank, N.A. or (ii) subject to clause (b) below, any Lender, Barclays Bank Plc (and its Affiliates), Wells Fargo Bank (and its Affiliates) or Goldman Sachs Bank USA (and its Affiliates),; provided that the Loan Parties shall have until the date that is six (6) months following the Effective Date (or such extended period of time as agreed to in writing by the Administrative Agent in its sole discretion) to comply with the provisions of this Section 5.15 with regard to accounts of the Loan Parties existing on the Effective Date.

(b) Account Control Agreements. Without prejudice to clause (a) above, each of the Loan Parties shall not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (i) deposit accounts that are maintained at all times with depositary institutions as to which the Administrative Agent and the Lenders shall have received a Control Agreement, (ii) securities accounts that are maintained at all times with financial institutions as to which the Administrative Agent and the Lenders shall have received a Control Agreement and (iii) Excluded Accounts. The Loan Parties shall use commercially reasonable efforts to enter into and maintain in effect Control Agreements with respect to each deposit, securities, commodity or similar account (other than Excluded Accounts) maintained by such Loan Party; provided, however, that the applicable Loan Party shall have until the date that is (x) set forth in Schedule 5.17 with respect to any such account of such Loan Party existing on the Effective Date and (y) one hundred twenty (120) days (or such later date as the Administrative Agent may agree in its sole discretion) with respect to any such account acquired or otherwise maintained after the Effective Date.

SECTION 5.16 Further Assurances. Each Loan Party shall, and shall cause each of its Subsidiaries to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by the Administrative Agent or any Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of the Administrative Agent in the Collateral, in each case subject to Section 5.09 and, solely with respect to the Foreign Loan Parties, subject further to the Legal Reservations.

SECTION 5.17 Post-Closing Obligations. As promptly as practicable, and, in any event, within the time periods after the Effective Date specified in Schedule 5.17 (or such later date as the Administrative Agent may agree in a particular instance in its sole discretion), the Borrowers shall deliver, or cause to be delivered, the documents or take the actions specified on Schedule 5.17.

SECTION 5.18 People with Significant Control Regime (United Kingdom). Each Loan Party will, and will cause each of its Subsidiaries to (a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the United Kingdom Companies Act 2006 from any company organized in the United Kingdom or any national or political subdivision thereof whose shares are the subject of Liens under the Collateral Documents and (b) promptly provide the Administrative Agent with a copy of that notice.

ARTICLE VI

NEGATIVE COVENANTS

Until all of the Secured Obligations shall have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) (i) Indebtedness under the Loan Documents and (ii) the Secured Obligations;

(b) Indebtedness existing on the Effective Date and to the extent such Indebtedness exceeds an outstanding principal amount in excess of $500,000 set forth in Schedule 6.01 and any extensions, renewals and replacements thereof as permitted by Section 6.01(f);

(c) Indebtedness owing (i) by a Loan Party to another Loan Party, (ii) by a non-Loan Party to any other non-Loan Party, (iii) by a Loan Party to a non-Loan Party so long as such Indebtedness shall be subordinated to the Obligations on subordination terms reasonably acceptable to the Administrative Agent and (iv) by a non-Loan Party to a Loan Party; provided that outstanding Indebtedness under this clause (c)(iv) shall be subject to Section 6.04(c);

(d) Guarantees by a Loan Party of Indebtedness of any of its Subsidiaries and by any Subsidiary of a Loan Party of Indebtedness of such Loan Party or any other Subsidiary of such Loan Party; provided, that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01; (ii) Guarantees by any Loan Party of Indebtedness of any Person that is not a Loan Party shall be subject to Section 6.04(c); and (iii) that if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable (as reasonably determined by the Borrowers) taken as a whole, to the Lenders as those contained in the subordination of such Indebtedness;

(e) (i) Indebtedness of any Loan Party or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and (ii) any Indebtedness assumed in connection with the acquisition (including by way of any Permitted Acquisition) of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided, that, (i) such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) (including any refinancing thereof permitted by clause (f)) shall not exceed $20,000,000 at any time outstanding;

(f) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in this Section 6.01; provided, that, (i) the aggregate principal amount of such Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the amount of any interest, premiums or penalties required to be paid plus fees and expenses associated therewith; (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party or any of their Subsidiaries; (iii) no Loan Party that is not originally obligated (or required to become obligated) with respect to repayment of such Indebtedness is required to become obligated with respect thereto; (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed; (v) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness, taken as a whole; and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(h) Indebtedness of any Loan Party or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i) additional unsecured Indebtedness of the Loan Parties and the Subsidiaries; provided that (A) no Event of Default shall have occurred and be continuing or shall be caused thereby; (B) after giving effect to the incurrence of such Indebtedness on a pro forma basis, the Consolidated Total Net Leverage Ratio is less than or equal to 2.50:1.00 as of the end of the most recently ended Reference Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b); and (C) such Indebtedness (x) does not have a scheduled maturity date occurring prior to ninety-one (91) days after the final Maturity Date, (y) shall not contain terms, conditions or covenants that are more restrictive than those contained herein and (z) is not guaranteed by any entity that is not a Guarantor or Borrower hereunder;

(j) Indebtedness or Guarantees of any Loan Party or any Subsidiary in connection with any Swap Agreement permitted under Section 6.06;

(k) Indebtedness or Guarantees incurred in the ordinary course of business in connection with cash pooling, netting and cash management arrangements consisting of overdrafts or similar arrangements, provided that any such Indebtedness is owed to the financial institutions providing such arrangements and such Indebtedness is extinguished in accordance with the terms of such arrangement;

(l) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by any Loan Party or any of its Subsidiaries, in each case as the result of a Permitted Acquisition; provided, that (i) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (ii) the aggregate amount of such Indebtedness permitted to be incurred under this clause (l) shall not exceed the greater of $10,000,000;

(m) Indebtedness or Guarantees in the ordinary course of business consisting of reimbursement obligations owed to banks providing any Loan Party or any of its Subsidiaries with backstop, letter of credit, guarantee or equivalent services in connection with its leased properties;

(n) other Indebtedness (which, for the avoidance of doubt, may rank pari passu with, or junior to, the Obligations) in an aggregate principal amount at any time outstanding not exceeding $10,000,000;

(o) [reserved];

(p) (A) Indebtedness arising from a customary agreement providing for indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments incurred in an Acquisition or similar Investment permitted by this Agreement, or any other Investment or any Disposition, in each case permitted under this Agreement and (B) Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance pursuant to any such agreement described in the foregoing subclause (A);

(q) Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred (A) in the ordinary course of business to current or former directors, officers, employees, members of management, managers and consultants of a Loan Party (or any direct or indirect parent thereof) and/or any Subsidiary and (B) in connection with the Transactions, any Permitted Acquisition or other Investment permitted hereunder;

(r) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(s) obligations in respect of performance, bid, appeal and surety bonds and performance, bankers’ acceptance facilities and completion guarantees, leases, government or trade contracts and similar obligations provided by the Loan Parties or any Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(t) Indebtedness comprising obligations in respect of take or pay contracts entered into the ordinary course of business; and

(u) Indebtedness comprising of intercompany loans, advances or Indebtedness arising from cash management, tax and accounting operations made in the ordinary course of business and consistent with past practice.

SECTION 6.02 Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Loan Party or any Subsidiary existing on the Effective Date and to the extent in excess of $500,000 set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Loan Party or such Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and any extensions, renewals and replacements thereof as permitted by Section 6.01(f);

(d) any Lien existing on any property or asset prior to the acquisition thereof (including by way of any Permitted Acquisition) by any Loan Party or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Loan Party or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) Liens on fixed or capital assets acquired, constructed or improved by any Loan Party or any Subsidiary; provided, that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of any Loan Party or Subsidiary;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(h) broker’s Liens, bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents, Investments permitted pursuant to Section 6.04, securities, commodities or other funds on deposit in one or more accounts maintained by any Loan Party or any Subsidiary, in each case, granted in the ordinary course of business in favor of the bank or banks, other depository institution, securities or commodities intermediaries or brokerages with which such accounts are maintained, including any such Liens or rights of setoff securing amounts owing in the ordinary course of business to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements or arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;

(i) licenses, sub-licenses and other similar encumbrances incurred in the ordinary course of business that do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Loan Party or any Subsidiary;

(j) Liens on cash or Cash Equivalents constituting earnest money deposits made by any Loan Party or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition;

(k) Liens on cash collateral securing the Indebtedness described in Section 6.01(m);

(l) other Liens securing Indebtedness permitted by Section 6.01 hereof (which, for the avoidance of doubt, may rank pari passu with, or junior to, the Liens on the Collateral securing the Secured Obligations), so long as the aggregate amount of such Indebtedness does not, as of any date of determination, exceed $10,000,000;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n) Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such Investment or Disposition) or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Loan Parties or any Subsidiary in the ordinary course of business;

(p) Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (e) of the definition of the term “Cash Equivalents;”

(q) Liens that are contractual rights of setoff relating to purchase orders and other agreements entered into with customers of the Loan Parties or any Subsidiary in the ordinary course of business;

(r) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(s) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Requirements of Law.

SECTION 6.03 Fundamental Changes.

(a) No Loan Party will, nor will it permit any Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, (i) any Subsidiary of a Loan Party may merge into such Loan Party in a transaction in which such Loan Party is the surviving corporation; (ii) any Subsidiary may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party; (iii) any Person may merge into any Loan Party or any of its Subsidiaries in connection with a Permitted Acquisition or any Investment permitted under Section 6.04 so long as, in the case of a merger involving any Loan Party, such Loan Party is the surviving entity (or the surviving entity becomes a Loan Party in accordance with this Agreement); (iv) any Subsidiary of a Loan Party may sell, transfer, lease or otherwise dispose of its assets to a Loan Party; and (v) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Loan Party which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Loan Party and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04; provided, further, in the case of a merger contemplated by clause (i) above involving a Borrower, such Borrower is the surviving entity.

Notwithstanding anything to the contrary in the foregoing, each Loan Party and each of its Subsidiaries shall be permitted to enter into an agreement to effect any transaction of merger or consolidation that is not otherwise permitted under this Section 6.03 at a future time; provided, that such agreement shall be conditioned on (i) obtaining requisite approvals permitting the respective transaction (and any related financing or other transactions) in accordance with the requirements of Section 9.02 or (ii) Payment in Full; provided further that such agreement shall (x) not contain any provision imposing fees or damages on any Loan Party or its Subsidiary for failure to meet the conditions set forth above and (y) contain termination provisions which will provide for the termination of the agreement within a reasonable time if the conditions described in the preceding proviso have not been satisfied by such time.

(b) No Loan Party will, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Loan Parties and their Subsidiaries on the date of execution of this Agreement.

(c) The Borrowers will not change their fiscal year which currently ends on December 31 of each year.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, make or hold any Investment, except:

(a) Investments in cash and Cash Equivalents;

(b) Investments in existence on the Effective Date and to the extent in excess of $500,000 described in Schedule 6.04;

(c) loans or advances made by a Loan Party or any of its Subsidiaries to any Loan Party or any other Subsidiary of such Loan Party; provided that (i) such loans or advances are subject to the Intercompany Loan Agreement and (ii) the aggregate amount of all such loans and advances made by a Loan Party to Subsidiaries who are not Loan Parties does not exceed $15,000,000;

(d) Guarantees constituting Indebtedness permitted by Section 6.01;

(e) Permitted Acquisitions;

(f) loans or advances to employees, officers, or directors of any Loan Party or any of its Subsidiaries in the ordinary course of business for travel, relocation, and other similar expenses; provided that the aggregate amount of all such loans and advances (together with the aggregate amount of loans and advances described in Section 6.04(v)) does not exceed $5,000,000;

(g) Investments received in connection with the bankruptcy or reorganization of any Person or in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business;

(h) Swap Agreements permitted by Section 6.06;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments pursuant to formal and documented (subject to documentation acceptable to the Administrative Agent which shall not be amended in a manner adverse to the Administrative Agent without the consent of the Administrative Agent) cost-plus, cost-sharing, transfer pricing and similar arrangements (including marketing and distribution arrangements) in the ordinary course of business;

(k) to the extent constituting investments, performance guarantees of obligations of any Subsidiaries in the ordinary course of business;

(l) in addition to investments otherwise expressly permitted by this Section 6.04, investments, loans and advances by any Loan Party or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $10,000,000;

(m) investments in joint ventures in an aggregate amount not to exceed $10,000,000;

(n) any Permitted Call Hedging Agreement or Permitted Warrant Transactions;

(o) additional Investments; provided that (A) total Liquidity immediately prior to the making of such Investment and after giving pro forma effect thereto is equal to or in excess of $50,000,000; (B) immediately after giving pro forma effect to such Investment, the Consolidated Total Net Leverage Ratio shall be less than 2.50 to 1.00 as of the end of the most recently ended Reference Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b); and (C) no Event of Default shall have occurred and be continuing or shall be caused thereby;

(p) Investments consisting of deposits, prepayments and/or other credits to suppliers in the ordinary course of business;

(q) Investments consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business;

(r) promissory notes and other Investments received in connection with Dispositions permitted by Section 6.05;

(s) obligations with respect to Guarantees provided by Holdings or any Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(t) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(u) Investments (including debt obligations and Equity Interests) (i) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure by the Loan Parties or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default and (iv) as a result of the settlement, compromise or resolution of (a) litigation, arbitration or other disputes or (b) obligations of trade creditors or customers that were incurred in the ordinary course of business or consistent with industry practice of the Loan Parties or any Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(v) advances of payroll payments to employees in the ordinary course of business; provided that the aggregate amount of all such loans and advances (together with the aggregate amount of loans and advances described in Section 6.04(f)) does not exceed $5,000,000; and

(w) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law, in each case in the ordinary course of business, consistent with past practices and not in violation hereof.

SECTION 6.05 Asset Dispositions; Sale and Leaseback Transactions.

(a) No Loan Party will, nor will it permit any Subsidiary to, make any Disposition except:

(i) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(ii) Dispositions (including non-exclusive licenses) of inventory in the ordinary course of business;

(iii) Non-exclusive licenses of Intellectual Property in the ordinary conduct of the business;

(iv) Dispositions for fair market value of equipment or real property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(v) Dispositions permitted by Sections 6.03, 6.04, 6.05(b), 6.07 and 6.08;

(vi) Dispositions of overdue accounts receivable solely in connection with the collection or compromise thereof;

(vii) Dispositions pursuant to operating leases (not in connection with any sale and leaseback transactions or other Capital Lease Obligations) entered into in the ordinary course of business;

(viii) Dispositions of property and assets subject to condemnation and casualty events;

(ix) Dispositions of cash and Cash Equivalents in the ordinary course of business;

(x) in connection with any Convertible Debt Securities or any Guarantees thereof permitted by Section 6.01;

(xi) in connection with Permitted Call Hedging Agreements or Permitted Warrant Transactions;

(xii) Dispositions of property to the Borrowers, Holdings, or any Subsidiary; provided that Dispositions by Loan Parties to Subsidiaries that are not Loan Parties shall not exceed $15,000,000;

(xiii) Dispositions of accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with industry practice or the conversion of accounts receivable to notes receivable; and

(xiv) Dispositions of other assets or property (including the sale or issuance of Equity Interests in a Subsidiary) not otherwise permitted under this Section 6.05 in an aggregate amount not to exceed $5,000,000 in any fiscal year; provided that (i) such Disposition is made for fair market value and (ii) the applicable Loan Party or Subsidiary, as the case may be, shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents.

(b) No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any owned property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

SECTION 6.06 Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement for speculative purposes (it being agreed that, for the avoidance of doubt, Permitted Call Hedging Agreements and Permitted Warrant Transactions are not “for speculative purposes” for this purpose).

SECTION 6.07 Restricted Payments; Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) each Subsidiary may make Restricted Payments to the Loan Parties or any Subsidiary (and, in the case of any such Subsidiary that is not a wholly-owned Subsidiary, to each other owner of Equity Interests of such Subsidiary ratably based on their relative ownership interests of the relevant class of Equity Interests);

(ii) the Loan Parties may pay their directors for the reimbursement of reasonable fees and out of pocket expenses incurred in connection with customary board of director activities; provided, that (A) no Event of Default shall have occurred and be continuing or shall be caused thereby; and (B) the aggregate amount of Restricted Payments permitted under this Section 6.07(a)(iii) shall not exceed $1,000,000;

(iii) so long as there exists no Default or Event of Default, the Loan Parties may make Restricted Payments in an amount not to exceed $5,000,000;

(iv) [reserved];

(v) [reserved];

(vi) any Loan Party (and any of their Subsidiaries) may make distributions for the purpose of paying any franchise, excise and similar Taxes or other fees and expenses required to maintain the corporate or legal existence or good standing under Requirements of Law or required by virtue of it being a holding company, directly or indirectly, of the Loan Parties and their Subsidiaries;

(vii) to the extent it would constitute a Restricted Payment, the purchase, settlement or termination of any Permitted Call Hedging Agreements or Permitted Warrant Transactions by a Loan Party or Subsidiary;

(viii) additional Restricted Payment; provided that (x) total Liquidity immediately prior to the making of such Restricted Payment and after giving pro forma effect thereto is equal to or in excess of $50,000,000 and (y) immediately after giving pro forma effect to such Restricted Payment, the Consolidated Total Net Leverage Ratio shall be less than 2.00 to 1.00 as of the end of the most recently ended Reference Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b); provided that, the Consolidated Total Net Leverage Ratio pursuant to (y) of this clause (viii) shall only be required to be less than 2.50 to 1.00 in connection with Restricted Payments in the form of share repurchases made within six months of the Effective Date with the use of the proceeds of any Convertible Debt Securities permitted hereunder; and

(ix) so long as there exists no Default or Event of Default, any distributions by a Loan Party of Qualified Equity Interest (or other securities or property following a merger event, reclassification or other change of such Qualified Equity Interests) or cash in lieu of fractional shares thereof to satisfy conversions of Convertible Debt Securities.

(b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) so long as there exists no Default or Event of Default, payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01; provided that any such payment of Indebtedness incurred in reliance on Section 6.01(i) shall be subject to the terms and conditions of any documentation governing such Subordinated Indebtedness;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05 and only in an amount up to the proceeds received from such sale or transfer;

(v) so long as there exists no Default or Event of Default, other payments in an amount not to exceed $5,000,000;

(vi) additional payments of Indebtedness; provided that (x) total Liquidity immediately prior to the making of such additional payments and after giving pro forma effect thereto is equal to or in excess of $50,000,000 and (y) immediately after giving pro forma effect to such additional payments, the Consolidated Total Net Leverage Ratio shall be less than 2.00 to 1.00 as of the end of the most recently ended Reference Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b); and

(vii) so long as there exists no Default or Event of Default, any distributions by a Loan Party of Qualified Equity Interests (or other securities or property following a merger event, reclassification or other change of such Qualified Equity Interests) or cash in lieu of fractional shares thereof to satisfy conversions of Convertible Debt Securities.

SECTION 6.08 Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among Loan Parties or transactions between or among a Subsidiaries that are not Loan Parties; (c) any Restricted Payment permitted by Section 6.07; (d) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements; (e) transactions valued less than $2,500,000; and (f) (1) payment of customary fees, reasonable out-of-pocket costs, employment, consulting, severance and other service or benefit related arrangements between Holdings and the Subsidiaries and their respective officers and employees in the ordinary course of business (including loans and advances pursuant to Section 6.04, salary or guaranteed payments and bonuses) and transactions pursuant to stock option and other equity award plans and employee benefit plans and arrangements in the ordinary course of business and (2) transactions in existence on the Effective Date and set forth in Schedule 6.08, and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Effective Date.

SECTION 6.09 Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party to create, incur or permit to exist any Lien upon any of its property or assets; or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Loan Party or any other Subsidiary or to Guarantee Indebtedness of any Loan Party or any other Subsidiary; except for: (i) such encumbrances or restrictions existing under or by reason of applicable law or any Loan Document; (ii) restrictions and conditions existing on the Effective Date identified on Schedule 6.09 (but not including any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition); (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or other property pending such sale, provided such restrictions and conditions apply only to the Subsidiary or other property that is to be sold and such sale is permitted hereunder; (iv) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (v) customary provisions in leases and other contracts restricting the assignment thereof; (vi) without affecting the Loan Parties’ obligations under Section 5.09, customary provisions in the organizational documents of a Person; (vii) in the case of any joint venture permitted hereunder with a Person that is not a Loan Party, restrictions in such Person’s organizational documents or pursuant to any joint venture agreement or stockholders agreement solely to the extent of the Equity Interests of or property held in the subject joint venture; or (viii) without affecting the Loan Parties’ obligations under Section 5.09, any agreement in effect at the time a Person becomes a Subsidiary of any Borrower (including any amendments thereto that are otherwise permitted by the Loan Documents and that are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing), so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of such Borrower and imposes restrictions only on such Person and its assets.

SECTION 6.10 Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights (x) any agreement relating to any Subordinated Indebtedness or (y) under its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, in each case to the extent, any such amendment, modification or waiver would be materially adverse to the Lenders as reasonable determined by the Administrative Agent.

SECTION 6.11 Financial Covenants.

(a) Consolidated Total Net Leverage Ratio. Commencing with the fiscal quarter ending on June 30, 2024, the Borrowers shall not permit the Consolidated Total Net Leverage Ratio, determined for the four consecutive fiscal quarter period ending on the last day of each fiscal quarter, to be greater than 3.50 to 1.00; provided, however, that, in connection with a Material Acquisition, at the written election of the Borrower Representative to the Administrative Agent, the maximum Consolidated Total Net Leverage Ratio permitted under this Section 6.11(a) shall be increased to 4.00 to 1.00 as of the end of a Specified Quarter and the three consecutive fiscal quarters ending immediately following such Specified Quarter (the “Adjusted Covenant Period”) (it being understood and agreed that following the end of the Adjusted Covenant Period, the maximum Consolidated Total Net Leverage Ratio permitted under this Section 6.11(a) shall be restored to 3.50 to 1.00 as of the end of each subsequent fiscal quarter until another Adjusted Covenant Period (if any) occurs pursuant to the terms and conditions described in this Section 6.11(a)); provided, further, that the Borrowers Representative may not elect again to increase the maximum Consolidated Total Net Leverage Ratio permitted under this Section 6.11(a) to 4.00 to 1.00, regardless of the date of consummation of any subsequent Material Acquisition, unless and until Borrower shall have complied with the restored maximum Consolidated Total Net Leverage Ratio covenant level of 3.50 to 1.00 for two (2) consecutive fiscal quarters following such restoration.

(b) Consolidated Interest Coverage Ratio. Commencing with the fiscal quarter ending June 30, 2024, the Borrowers shall not permit the Consolidated Interest Coverage Ratio, determined for the four consecutive fiscal quarter period ending on the last day of each fiscal quarter, to be less than 2.50 to 1.00.

SECTION 6.12 United Kingdom Pension Act. To the extent a Material Adverse Effect could reasonably be expected to result, no Loan Party (and none of its Affiliates or Subsidiaries) shall become an employer (for the purposes of sections 38 to 51 of the United Kingdom Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the United Kingdom Pensions Act 2004) such an employer.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made and such representation or warranty, if capable of being cured, remains incorrect for thirty (30) days;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.03 (with respect to maintaining a Loan Party’s existence), 5.08, 5.09(a), 5.09(b), 5.15 or 5.16 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article VII) and such failure shall continue unremedied for a period of thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);

(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable beyond any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf take action to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that clause (i) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event) or (iii) (x) any event or condition that permits holders of any Convertible Debt Securities to convert such Indebtedness or (y) the conversion of such Indebtedness, in either case, into Qualified Equity Interests (or other securities or property following a merger event, reclassification or other change of such Qualified Equity Interests), cash or a combination thereof to the extent permitted under Section 6.07(b); provided that, in the case of Section 7.01(f) and Section 7.01(g), such default is unremedied or has not been waived by the holders of such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed, an assignment for the benefit of creditors shall be made or filed or a proposal to its creditors or notice of its intention to do so shall be made or filed or, in the case of any UK Borrower or UK Guarantor, any corporate action, legal proceedings or other procedure or step is taken, seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days (or, in the case of any UK Guarantor or UK Borrower, fourteen (14) days) or an order or decree approving or ordering any of the foregoing shall be entered, or (iii) any UK Insolvency Event shall occur with respect to any Loan Party or subsidiary organized under the laws of the United Kingdom or any nation or political subdivision thereof;

(i) any Loan Party or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in this clause (h); (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or any Subsidiary or for a substantial part of its assets; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; or (v) make a general assignment for the benefit of creditors;

(j) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more enforceable judgments, orders, court approved settlements or other settlements for the payment of money in an aggregate amount in excess of the Threshold Amount (not paid or fully covered by insurance company as to which the relevant insurance company has acknowledged coverage) shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment;

(l) an ERISA Event, shall have occurred that, when taken together with all other such events that have occurred, could reasonably be expected to result in aggregate liability of any Loan Party and its Subsidiaries in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the occurrence of any “default” in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o) any Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of a Loan Document or any Loan Party shall deny that it has any further liability under any Loan Document to which it is a party, or shall give notice to such effect;

(p) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in a material portion of the Collateral purported to be covered thereby;

(q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(r) the Obligations shall cease or any Loan Party has asserted in writing that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing Subordinated Indebtedness or any such subordination provision ceases for any reason, to be a valid, binding and enforceable obligation of the parties hereto, then, and in every such event (other than an event with respect to any Loan Party described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to the Loan Parties described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

SECTION 7.02 CAM Exchange.

(a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Section 7.01, (ii) each Lender shall immediately be deemed to have acquired participations in the Swingline Loans in an amount equal to such Lender’s pro rata share (as in effect immediately prior to the CAM Exchange) of each Swingline Loan outstanding on such date and shall promptly make payment therefor to the Administrative Agent, (iii) simultaneously with the automatic conversions pursuant to clause (iv) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 9.04) be deemed to have exchanged participation interests in the Loans (other than the Swingline Loans) and participations in Swingline Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan and Letter of Credit in which it shall participate as of such date (including such Lender’s interest in the Obligations of each Borrower in respect of each such Loan and Letter of Credit), such Lender shall hold a participation interest in every one of the Loans (other than the Swingline Loans), and a participation in every one of the Swingline Loans and Letters of Credit (including the Obligations of each Borrower in respect of each such Loan), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof and (iv) simultaneously with the deemed exchange of participation interests pursuant to clause (iii) above, all outstanding Loans not denominated in US Dollars shall, automatically and with no further action required, be converted into US Dollars, determined using the exchange rate calculated as of the Business Day immediately preceding the CAM Exchange Date, and on and after such date all such Loans shall constitute Loans payable in US Dollars. Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in any Loan or any participation in any Swingline Loan or Letter of Credit. Each Borrower agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages, subject to Section 2.20. Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of setoff, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01 Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders (including the Issuing Bank), and the Loan Parties shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent”

as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent declares with the consent of each Secured Party that it shall hold the UK Security Property on security trust pursuant to English law for the Secured Parties on the terms contained in this Agreement and the UK Collateral Documents.

SECTION 8.02 Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03 Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity; and (d) the Administrative Agent shall not be obligated to ascertain, monitor or inquire into as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document; (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document; (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral; (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; or (vii) the provisions hereof relating to Disqualified Lenders. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “lead arranger,” “bookrunner” or other similar term shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 8.04 Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06 Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower Representative (which shall not to be unreasonably withheld, conditioned, or delayed and shall not be required if a Default or Event of Default then exists (or, if the successor agent is a Disqualified Lender, an Event of Default under Section 7.01(a), (b), (j) or (h) then exists)), to appoint a successor Administrative Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrower Representative and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower Representative, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided, that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as a collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest); and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided, that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above. Notwithstanding anything to the contrary herein, no successor agent may be appointed that would constitute a Disqualified Lender if such agent were a Lender, unless an Event of Default under Section 7.01(a), (b), (j) or (h) is in existence at the time of such appointment.

SECTION 8.07 Non-Reliance. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made a decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans or extend to the Borrowers hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course (and not for the purpose of investing in the general performance or operations of the Borrowers, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws) and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities.

SECTION 8.08 Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.

(a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b) In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender (and other Secured Party by its acceptance of the benefits of the Loan Documents) authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender (and other Secured Party by its acceptance of the benefits of the Loan Documents) agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

SECTION 8.09 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (i) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 8.10 Erroneous Payment.

(a) If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party but in any event excluding the Loan Parties and their Affiliates (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.10 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting the immediately preceding clause (a), each Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) then, in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge the occurrence of any of the circumstances described in the immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.10(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.10(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto, (A) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower Representative) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic System as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrower Representative or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment; (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment; (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank; (D) the Administrative Agent and the Borrower Representative shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment; and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 9.04 (but, excluding, in all events, any assignment or consent approval requirements (whether from the Borrower Representative or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest or other distribution in respect of principal and interest, received by the Administrative Agent on with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender or Issuing Bank from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by any Borrower or any other Loan Party; provided that this Section 8.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that, for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 8.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

SECTION 8.11 Flood Laws. Each Lender that is a federally regulated lender (for the purposes of the National Flood Insurance Reform Act of 1994 and related legislation and regulations (the “Flood Laws”)) has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Laws. The Administrative Agent will post on the applicable electronic platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Laws. The Administrative Agent does not guarantee the compliance of any federally regulated Lender with the Flood Laws.

SECTION 8.12 Powers Supplemental: Disapplication.

(a) The rights, powers and discretions conferred upon the Administrative Agent by this Agreement in respect of the UK Collateral Documents shall be supplemental to the UK Trustee Act 1925 and the UK Trustee Act 2000 and in addition to any which may be vested in such agent by general law or otherwise.

(b) Section 1 of the United Kingdom Trustee Act 2000 shall not apply to the duties of the Administrative Agent in relation to the security trusts constituted by this Agreement and/or the UK Collateral Documents in respect of such Collateral Documents. Where there are any inconsistencies between the United Kingdom Trustee Act 1925 or the UK Trustee Act 2000 and the provisions of this Agreement or the UK Collateral Documents, the provisions of this Agreement or the UK Collateral Documents shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the UK Trustee Act 2000, the provisions of this Agreement or the UK Collateral Documents shall constitute a restriction or exclusion for the purposes of that Act.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to any Loan Party, to the Borrower Representative at:

Genius Sports SS, LLC

27 Soho Square, First Floor

London, UK W1D 3QR

Attention: Nick Taylor

Email: [***]

(ii) if to the Administrative Agent or to Citi, in its capacity as Issuing Bank or Swingline Lender, to Citibank, N.A. at:

Citibank, N.A.

6400 Las Colinas Blvd.

Irving, TX 75039

Attention: Syndications

E-mail address: [***]

Fax: 866-634-5642

with a copy (which shall not constitute notice) to:

Jones Day

901 Lakeside Avenue

Cleveland, OH 44114

Attention: Jason Samblanet

E-mail Address: [***]

(iii) if to any other Lender, to it at its address or fax number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; (ii) sent by fax shall be deemed to have been given when sent; provided, that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient; or (iii) delivered through Electronic Systems to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, fax number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any other Loan Party’s, or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section 9.01, including through an Electronic System.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Swingline Lender, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Swingline Lender, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan (including any Swingline Loan) or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.14, Section 2.23 (with respect to any Commitment Increase) or Section 2.24, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower Representative and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender) (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender); (ii) reduce or forgive the principal amount of any Loan or LC Disbursement (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction in principal) or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (other than as a result of the implementation of Section 2.14 or Section 2.25 or any waiver of any default interest applicable pursuant to Section 2.13(d)) (it being understood that any change to the definition of any ratio used in the calculation of the interest rate or fees therein or in the component definitions thereof shall not constitute a reduction of interest or fees); (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a postponement of any maturity date); (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender); (v) change any of the provisions of this Section 9.02 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby; (vi) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender); (vii) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender); (ix) except as provided in clause (d) of this Section 9.02 or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; (x) subordinate (A) the Liens on all or substantially all the value of the Collateral to the Liens securing any other Indebtedness, or contractually subordinate with respect to payment any Obligations, without the written consent of each Lender; or (xi) amend the definition of “Approved Currency” in order to add any additional currency thereto or to otherwise provide any Borrower with the ability to obtain Loans or Letters of Credit in any additional currencies, in each case, without the written consent of each Lender and the Issuing Bank; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or the Issuing Banks hereunder without the prior written consent of the Administrative Agent, Swingline Lender or the Issuing Banks, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent and the Issuing Banks). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender; (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary; (iii) upon a Subsidiary becoming an Excluded Subsidiary as a result of a single transaction or series of related transactions not prohibited hereunder, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary; provided that, at the time such Subsidiary becomes an Excluded Subsidiary, (A) no Default or Event of Default shall have occurred and be outstanding, (B) after giving effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary, the applicable Borrower is deemed to have made a new Investment in such Person for purposes of Section 6.04 (as if such Person were then newly acquired) and such Investment is permitted pursuant to Section 6.04 (other than Section 6.04(b)) at such time and (C) a Responsible Officer of the Borrower Representative certifies to the Administrative Agent compliance with preceding clauses (A) and (B); provided, further, that no such release shall occur if such Subsidiary continues to be a guarantor in respect of any Indebtedness of any Loan Party in an aggregate principal amount at least equal to the Threshold Amount; (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement; or (v) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. The Administrative Agent will release any Liens on Collateral as provided herein without the prior written authorization or notice of the Required Lenders; (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrower Representative as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower Representative may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided, that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower Representative, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04 and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17 and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 9.20(d) may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee and that the Non-Consenting Lender making such assignment need not be a party thereto.

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

(f) Notwithstanding anything to the contrary herein the Administrative Agent and the Borrower Representative may amend, modify or supplement this Agreement or any of the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent, in connection with a Foreign Subsidiary becoming a Loan Guarantor (such amendments, modifications or supplements are referred to herein as “Voluntary Foreign Guarantor Amendments”).

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arranger and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent and Lead Arranger and one local counsel in each reasonably necessary jurisdiction and any regulatory counsel as reasonably necessary, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation, execution and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Swingline Lender, any Issuing Bank or any Lender, including the fees, charges and disbursements of any outside counsel for the Administrative Agent, Swingline Lender, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring, insolvency, bankruptcy or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section 9.03 include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i) taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(ii) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(iii) forwarding loan proceeds, collecting checks and other items of payment, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Loans or to another deposit account, all as described in Section 2.18(c).

(b) The Borrowers shall indemnify the Administrative Agent, the Swingline Lender, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (except for Taxes, which shall be covered by Sections 2.17 and 10.09, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim), including the fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby; (ii) any Loan (including any Swingline Loan) or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries; (iv) the failure of any Borrower to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by any Borrower for Indemnified Taxes or Other Taxes pursuant to Section 2.17; or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by any Borrower, any of its Subsidiaries or any third party; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Indemnitee Party of such Indemnitee or (y) result from a claim brought by any Borrower or any of its Subsidiaries against an Indemnitee or any Related Indemnitee Party of such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under clause (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee for any damages arising from the use by unintended recipients of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except as determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Indemnitee Party of such Indemnitee.

(e) No Indemnitee nor any Loan Party shall be liable on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan (including any Swingline Loan) or Letter of Credit or the use of the proceeds thereof; provided, that nothing in this clause (e) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(f) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

(g) If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in New York, New York or London, England. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the applicable Borrower will, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the applicable Borrower shall indemnify and save the Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04 or as may be required pursuant to Section 2.19 or Section 9.02(d). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Swingline Lender, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Persons (other than (x) an Ineligible Institution and (y) a Disqualified Lender, unless, in the case of this clause (y), an Event of Default under Section 7.01(a), (b), (j) or (h) is in existence at the time such assignment is made or the Borrower Representative consents to such assignment) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower Representative; provided, that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 7.01(a), (b), (j) or (h) has occurred and is continuing, any other assignee;

(B) the Administrative Agent;

(C) the Swingline Lender (solely if such assignment pertains to Swingline Commitments or Swingline Loans); and

(D) the Issuing Banks.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans (including any Swingline Loans), the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the tax forms required by Section 2.17(f); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Loans and LC Disbursements and other Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Representative, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that all extension of credit to the Borrowers and, if applicable, its Affiliates hereunder shall at all times be treated as being in registered form within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code (and any successor provisions) and the regulations thereunder and shall interpret the provisions herein regarding the Register and the Participant Register consistent with such intent.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender (unless the execution thereof is not required pursuant to Section 2.19 or Section 9.02(d)) and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to any applicable electronic platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee and tax forms referred to in clause (b) of this Section 9.04 and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of, or notice to, the Borrowers, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) (other than (x) an Ineligible Institution and (y) a Disqualified Lender, unless, in the case of this clause (y), an Event of Default under Section 7.01(a), (b), (j) or (h) is in existence at the time such sale is made or the Borrower Representative consents to such sale) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including any Swingline Loans) owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Swingline Lender, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to clause (c)(ii) of this Section 9.04, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under clause (b) of this Section 9.04; and shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrower Representative’s request and expense, to use reasonable efforts to cooperate with the Borrower Representative to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In the event of any assignment or participation by a Lender without the Borrower Representative’s consent (A) to any Disqualified Lender or (B) to the extent the Borrower Representative’s consent is required under this Section 9.04 (and not deemed to have been given pursuant to Section 9.04(b)(i)(A)), to any other Person, shall be null and void, and the Borrowers shall be entitled to seek specific performance to unwind any such assignment or participation in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Borrowers at law or in equity in respect of such assignor or assignee; it being understood and agreed that Holdings and its subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.04 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Disqualified Lender or any other Person to whom the Borrower Representative’s consent is required but not obtained (or has not been deemed consented to). Upon the request of any Lender or as otherwise required herein, the Administrative agent shall make available to such Lender the list of Disqualified Lenders at the relevant time and such Lender may provide the list to any potential assignee or participant on a confidential basis in accordance with Section 9.12 for the purpose of verifying whether such Person is a Disqualified Lender. For the avoidance of doubt, the Administrative Agent shall not have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Ineligible Institutions and Disqualified Lenders. If any assignment or participation under this Section 9.04 is made to any Affiliate of any Disqualified Lender without the Borrower Representative’s prior written consent or deemed consent (any such Person, a “Disqualified Person”), then, such assignment shall not be null and void, but the Borrower Representative may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrowers owing to such Disqualified Person, and/or (B) require that such Disqualified Person assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that in the case of clause (B), the relevant assignment shall otherwise comply with this Section 9.04 (except that no registration and processing fee required under this Section 9.04 shall be required with any assignment pursuant to this paragraph); provided, further, that the Borrower Representative shall be liable to the relevant Disqualified Person under Section 2.16 if any Term Benchmark Loan or RFR Loan owing to such Disqualified Person is repaid other than on the last day of the Interest Period relating thereto. Nothing in this Section 9.04(e) shall be deemed to prejudice any right or remedy that the Borrowers may otherwise have at law or equity.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby that is an Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto consent to the use of Electronic Signatures and records with respect to this Agreement.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or such Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such setoff or application; provided, that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section 9.08. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement, the Loan Documents (other than those containing a contrary express choice of law provision) and any claim, controversy, dispute, proceeding or cause of action (whether based on contract, tort or any other theory and whether at law or in equity) based upon, arising out of or relating to this Agreement or any other Loan Document (other than those containing a contrary express choice of law provision) and the transactions contemplated hereby and thereby shall be governed by and construed in accordance with the laws of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding (whether based on contract, tort or any other theory and whether at law or in equity) arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Subject to the terms of any Collateral Document, each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto agrees that the Administrative Agent and the Secured Parties retain the right to bring proceedings against any Loan Party in the courts of any other jurisdiction solely in connection with the exercise of any rights under any Collateral Document. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Loan Party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from suite, jurisdiction of any court, attachment of its assets (whether before or after judgment), and execution or enforcement of any judgment to which it is or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each Loan Party hereby irrevocably appoints the Borrower Representative as its true and lawful attorney in fact (the “Service of Process Agent”) in its name, place and stead to accept service of any and all writs, summons and other legal process and any such enforcement proceeding brought in the State of New York and that it will take such action as necessary to continue such appointment in full force and effect or to appoint another such Service of Process Agent satisfactory to the Administrative Agent for service of process. The Borrower Representative hereby irrevocably accepts such appointment and agrees to service in the capacity of Service of Process Agent.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ respective officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the transactions contemplated hereby and are informed of the confidential nature of such information; (b) upon the request or demand of any regulatory authority or self-regulatory authority having jurisdiction over it or any of its Affiliates (in which case (except with respect to any audit or examination conducted by bank accountants or any bank or other regulatory authority exercising examination, regulatory authority or self-regulatory authority), it, to the extent practicable and permitted by law, rule or regulation, agrees to inform the Borrower Representative promptly thereof); (c) pursuant to the order of any court or administrative agency, in any pending legal, judicial or administrative proceeding or as otherwise required by applicable law or regulation or as requested by a Governmental Authority (in which case (except with respect to any audit or examination conducted by bank accountants or any bank or other regulatory authority exercising examination, regulatory authority or self-regulatory authority), it, to the extent practicable and permitted by law, rule or regulation, agrees to inform the Borrower Representative promptly thereof); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12 or otherwise reasonably acceptable to the Borrower Representative, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (and any of their respective advisors) or (ii) any actual or prospective counterparty (or its advisors) to any swap. derivative transaction or other transaction under which payments are to be made by reference to the Loan Parties and their obligations, this Agreement or payments hereunder; (g) with the consent of the Borrower Representative; (h) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement.; (i) to the extent that such information is independently developed by it or its Affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this Section 9.12; (j) for purposes of establishing a “due diligence” defense; (k) to ratings agencies; or (l) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. In addition, the Administrative Agent, the Lenders, and any of their respective Related Parties, may (A) disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments; and (B) use any information (not constituting Information subject to the foregoing confidentiality restrictions) related to the syndication and arrangement of the credit facilities contemplated by this Agreement in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications, including the placement of “case studies” or “tombstone” advertisements in publications of its choice at its own expense. For the purposes of this Section 9.12, “Information” means all information received from any Borrower relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided, that, in the case of information received from any Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED

COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13 Several Obligations; Non-reliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Issuing Bank nor any Lender shall be obligated to extend credit to any Borrower in violation of any Requirement of Law.

SECTION 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act and Beneficial Ownership Regulation hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act and Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and Beneficial Ownership Regulation.

SECTION 9.15 Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC, or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand; (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and (C) the Borrowers are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to any Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured (all such liabilities, the “Covered Liabilities”), may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such Covered Liability arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such Covered Liability, including, if applicable:

(i) A reduction in full or in part or cancellation of any such Covered Liability;

(ii) A conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Loan Document; or

(iii) The variation of the terms of such Covered Liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.20 Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.

(b) In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(c) Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

LOAN GUARANTY

SECTION 10.01 Guaranty. Each Loan Guarantor (other than those that have delivered a separate guaranty with respect to the Guaranteed Obligations) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrowers, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue the Borrowers, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03 No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrowers or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations (including, without limitation, any Conforming Changes or any other modifications or other amendments delivered or otherwise implemented or effected (automatically or otherwise) in accordance with or in furtherance of Section 2.24); (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrowers for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrowers or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrowers, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any Collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of a Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of a Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent nor any Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08 Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to a Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth (5th) day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (o) of Article VII hereof as a result of any such notice of termination.

SECTION 10.09 Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor is required by law to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 10.09), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

SECTION 10.10 Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11 Contribution.

(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.

SECTION 10.12 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party or Loan Guarantor to honor all of its obligations under this Loan Guaranty in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

GENIUS SPORTS SS, LLC, as a Borrower

By:	/s/ Nicholas Taylor
Name:	Nicholas Taylor
Title:	Chief Financial Officer

GENIUS SPORTS MEDIA INC., as a Borrower

By:	/s/ Mark Locke
Name:	Mark Locke
Title:	President

GENIUS SPORTS TECHNOLOGIES LIMITED, as a Borrower

By:	/s/ Nicholas Taylor
Name:	Nicholas Taylor
Title:	Director

GENIUS SPORTS UK LIMITED, as a Borrower

By:	/s/ Nicholas Taylor
Name:	Nicholas Taylor
Title:	Director

[Signature Page to Credit Agreement]

GENIUS SPORTS LIMITED, as Holdings

By:	/s/ Daniel Burns
Name:	Daniel Burns
Title:	Director

MAVEN TOPCO LIMTED, as a Guarantor

By:	/s/ Nicholas Taylor
Name:	Nicholas Taylor
Title:	Director

MAVEN MIDCO LIMITED, as a Guarantor

By:	/s/ Nicholas Taylor
Name:	Nicholas Taylor
Title:	Director

MAVEN DEBTCO LIMITED, as a Guarantor

By:	/s/ Nicholas Taylor
Name:	Nicholas Taylor
Title:	Director

MAVEN BIDCO LIMITED, as a Guarantor

By:	/s/ Nicholas Taylor
Name:	Nicholas Taylor
Title:	Director

[Signature Page to Credit Agreement]

GENIUS SPORTS GROUP LIMITED, as a Guarantor

By:	/s/ Nicholas Taylor
Name:	Nicholas Taylor
Title:	Director

GENIUS SPORTS HOLDINGS LIMITED, as a Guarantor

By:	/s/ Nicholas Taylor
Name:	Nicholas Taylor
Title:	Director

GENIUS SPORTS MEDIA LIMITED, as a Guarantor

By:	/s/ Nicholas Taylor
Name:	Nicholas Taylor
Title:	Director

PHOTOSPIRE LIMITED, as a Guarantor

By:	/s/ Nicholas Taylor
Name:	Nicholas Taylor
Title:	Director

SPIRABLE LIMITED, as a Guarantor

By:	/s/ Nicholas Taylor
Name:	Nicholas Taylor
Title:	Director

[Signature Page to Credit Agreement]

GENIUS SPORTS SERVICES LIMITED, as a Guarantor

By:	/s/ Nicholas Taylor
Name:	Nicholas Taylor
Title:	Director

SPORTS INTEGRITY MONITOR LIMTED, as a Guarantor

By:	/s/ Mark Locke
Name:	Mark Locke
Title:	Director

SECOND SPECTUM UK LIMITED, as a Guarantor

By:	/s/ Nicholas Taylor
Name:	Nicholas Taylor
Title:	Director

GENIUS SPORTS SS HOLDINGS, INC., as a Guarantor

By:	/s/ Nicholas Taylor
Name:	Nicholas Taylor
Title:	Chief Financial Officer

GENIUS SPORTS WE SUB LLC, as a Guarantor

By:	/s/ Joshua Linforth
Name:	Joshua Linforth
Title:	Chief Revenue Officer

[Signature Page to Credit Agreement]

DMY TECHNOLOGY GROUP, INC. II, as a Guarantor

By:	/s/ Nicholas Taylor
Name:	Nicholas Taylor
Title:	Chief Financial Officer

SPIRABLE INC., as a Guarantor

By:	/s/ Joshua Linforth
Name:	Joshua Linforth
Title:	Chief Revenue Officer

[Signature Page to Credit Agreement]

CITIBANK, N.A., individually as a Lender, as Administrative Agent, Swingline Lender and an Issuing Bank

By:	/s/ James Reed
Name:	James Reed
Title:	Vice President

[Signature Page to Credit Agreement (Genius Sports)]

DEUTSCHE BANK AG NEW YORK BRANCH, individually as a Lender and an Issuing Bank

By:	/s/ Philip Tancorra
Name:	Philip Tancorra
Title:	Director

By:	/s/ Lauren Danbury
Name:	Lauren Danbury
Title:	Vice President

[Signature Page to Credit Agreement (Genius Sports)]